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Exhibit 99.2

        Unless the context otherwise requires, the terms "we," "our," "us," "the company," and "ACS Group" refer to Alaska Communications Systems Group, Inc. and its consolidated subsidiaries. Any reference to "ACSH" refers to our wholly owned subsidiary, Alaska Communications Systems Holdings, Inc., and its consolidated subsidiaries, unless otherwise indicated.

Cautionary note regarding forward-looking statements

        This exhibit and the documents incorporated therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should" and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this current report on Form 8-K under "Risk factors," "Dividend policy and restrictions" and elsewhere in this current report on Form 8-K. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

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  rapid technological developments and changes in the telecommunications industries;

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  our competitive environment;

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  ongoing deregulation (and the resulting likelihood of significantly increased price and product/service competition) in the telecommunications industry as a result of the Telecommunications Act of 1996, or the Telecommunications Act, and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation;

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  changes in revenue from Universal Service Funds;

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  regulatory limitations on our ability to change our pricing for communications services;

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  the possible future unavailability of Statement of Financial Accounting Standards, or SFAS, No. 71, Accounting for the Effects of Certain Types of Regulation, to our wireline subsidiaries;

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  our ability to bundle our products and services;

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  changes in the demand for our products and services;

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  changes in general industry and market conditions and growth rates;

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  changes in interest rates or other general national, regional or local economic conditions;

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  governmental and public policy changes;

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  our ability to generate sufficient earnings and cash flows to continue to make dividend payments to our stockholders;

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  the continued availability of financing in the amounts, at the terms, and subject to the conditions necessary to support our future business;

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  the success of any future acquisitions;

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  changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; and

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  the matters described under "Risk factors."

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this exhibit not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this exhibit.

        Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

Risk factors

        You should carefully consider the risks and uncertainties described below and other information included in this exhibit in evaluating us and our business. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

Risks related to our common stock

ACS Group, the issuer of the shares in this offering, is a holding company and relies on dividends, interest and other payments, advances and transfer of funds from its subsidiaries to meet its debt service and pay dividends.

        ACS Group has no direct operations and no significant assets other than ownership of 100% of the stock of ACSH. Because we conduct our operations through our direct and indirect subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including to pay dividends with respect to our common stock. Legal restrictions applicable to our subsidiaries and contractual restrictions expected in our new senior credit facility and the indenture governing the ACSH senior notes, and other agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends on the common stock.

Our dividend policy may limit our ability to pursue growth opportunities.

        Our board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. As a result, we may not retain a sufficient amount of cash to finance a material expansion of our business, or to fund our operations consistent with past levels of funding in the event of a significant business downturn. In addition, because a significant portion of cash available to pay dividends will be distributed to holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us at all, or at an acceptable cost. In addition, as we have only recently adopted this dividend policy, the effect of the dividend policy on our operations is not known to us. See "Dividend policy and restrictions."

You may not receive the level of dividends provided for in our dividend policy or any dividends at all.

        We are not obligated to pay dividends. Our board of directors may, in its absolute discretion, amend or repeal the dividend policy which may result in the decrease or discontinuation of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Additionally, Delaware law and the expected terms of our new senior credit facility and the indenture governing the ACSH senior notes may limit or completely restrict our ability to pay dividends.

        We might not generate sufficient cash from operations in the future to pay dividends on our common stock in the intended amounts or at all. Our board of directors may decide not to pay dividends at any time and for any reason. Our dividend policy is based upon our directors' current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or technological developments (which could, for example, increase our need for capital expenditures), new growth opportunities or other factors. If our cash flows from operations for future periods were to fall below our minimum expectations, we would need either to reduce or eliminate dividends or, to the extent permitted under the expected terms of our new senior credit facility and the indenture governing the ACSH senior notes or any future agreement governing our indebtedness, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively affect our financial condition, results of operations, liquidity, ability to maintain or expand our business and ability to fund dividends. Our board is free to depart from or change our dividend policy at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of growth opportunities. In addition, our new senior credit facility and the indenture governing the ACSH senior notes contain limitations on our ability to pay dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock. See "Dividend policy and restrictions."

Our substantial indebtedness could adversely affect our financial health and restrict our ability to pay dividends on our common stock and adversely affect our financing options and liquidity position.

        We have now and, after giving effect to the Refinancing Transactions, will continue to have a substantial amount of indebtedness. After giving effect to the Refinancing Transactions, as of September 30, 2004 we would have had total long-term obligations, including current portion, of $458.0 million and a pro forma net loss for the nine months ended September 30, 2004 of $16.5 million.

        Our substantial level of indebtedness could have important consequences for you as a holder of our common stock. For example, our substantial indebtedness could:

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

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  limit our flexibility to plan, adjust or react to changing economic, market or industry conditions, reduce our ability to withstand competitive pressures, and increase our vulnerability to general adverse economic and industry conditions;

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  place us at a competitive disadvantage to many of our competitors who are less leveraged than we are;

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  limit our ability to borrow additional amounts for working capital, capital expenditures, future business opportunities, including strategic acquisitions and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

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  limit our ability to refinance our indebtedness.

        The expected terms of our new senior credit facility and the terms of our other indebtedness, including the indenture governing the ACSH senior notes, allow us and our subsidiaries to incur additional indebtedness upon the satisfaction of certain conditions. If new indebtedness is added to current levels of indebtedness, the related risks described above could intensify.

Our debt instruments include restrictive and financial covenants that limit our operating flexibility.

        We expect our new senior credit facility will require us to maintain certain financial ratios and we expect our new senior credit facility will contain and the indenture governing the ACSH senior notes contains covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include restrictions on our ability to:

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  pay dividends or distributions on, redeem or repurchase our capital stock;

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  issue certain preferred or redeemable capital stock;

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  incur additional debt;

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  create liens;

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  make certain types of investments, loans, advances or other forms of payments;

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  issue, sell or allow distributions on capital stock of specified subsidiaries;

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  prepay or defease specified indebtedness, including the notes;

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  enter into transactions with affiliates; or

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  merge, consolidate or sell our assets.

        These restrictions could limit our ability to obtain financing, make acquisitions or fund capital expenditures, withstand downturns in our business or take advantage of business opportunities. A breach of any of these covenants, ratios or tests could result in a default under our new senior credit facility and/or the indenture governing the ACSH senior notes. Upon the occurrence of an event of default under our new senior credit facility, the lenders could elect to declare all amounts outstanding under our new senior credit facility to be immediately due and payable. Such a default or acceleration may allow our other creditors to accelerate our other debt. If the lenders accelerate the payment of the indebtedness under our new senior credit facility, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness.

We will require a significant amount of cash to service our indebtedness, pay dividends and fund our other liquidity needs. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including amounts borrowed under our new senior credit facility, to pay dividends and to fund planned capital expenditures and any strategic acquisitions we may make, if any, will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable the repayment of our indebtedness, pay dividends or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the new senior credit facility and the ACSH senior notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

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  sales of certain assets to meet our debt service requirements;

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  sales of equity; and

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  negotiations with our lenders to restructure the applicable debt.

        If we are forced to pursue any of the above options our business and /or the value of our common stock could be adversely affected.

Future sales, or the possibility of future sales, of a substantial amount of our common stock may depress the price of the shares of our common stock.

        Future sales, or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through future sales of equity securities.

        If we or our existing stockholders, including affiliates of Fox Paine & Company, LLC (together, "Fox Paine"), our largest stockholders, sell substantial amounts of our common stock in the public market or if there is a perception that these sales may occur, the market price of our common stock could decline. As of January 11, 2005, we would have had 45,695,389 shares of common stock outstanding assuming all shares offered under the registration statement have been issued and assuming no exercise of outstanding options to purchase common stock. Substantially all of these shares will be freely tradable in the public market without restriction or further registration under the Securities Act. In addition, Fox Paine has registered the sales of all of its shares of our common stock. See "—Our largest stockholders have registered the sale of all their shares of our common stock and their interests in selling those shares may conflict with your interests."

        We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.

Possible volatility in the price of our common stock could negatively affect us and our stockholders.

        The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. For example, following our announcement in October 2004 of our dividend policy, the trading price of our common stock increased significantly. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Additionally, prior to this offering, there has been a limited public market for our common stock. The limited liquidity for holders of our common stock may add to the volatility of the trading price of our common stock. These effects could materially adversely affect the trading market and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing in the future.

        In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance.

Your interests may conflict with those of our current stockholders.

        Fox Paine beneficially own 64% of our outstanding common stock. As a result, Fox Paine currently has the ability to exert significant influence over the outcome of matters requiring stockholder approval, including:

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  the election of our directors and the directors of our subsidiaries;

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  the amendment of our charter or by-laws; and

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  the adoption or prevention of mergers, consolidations or the sale of all or substantially all of our assets or our subsidiaries' assets.

        Our certificate of incorporation does not expressly prohibit action by written consent of stockholders. As a result, to the extent Fox Paine owns more than 50% of our total voting power, Fox Paine would be able to take any action to be taken by stockholders without the necessity of holding a stockholders' meeting. Finally, Fox Paine may make significant investments in other telecommunications companies. Some of these companies may compete with us. Fox Paine and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

Our largest stockholders have registered the sale of all of their shares of our common stock and their interests in selling those shares may conflict with your interests.

        Pursuant to the shelf registration statement, Fox Paine has registered the sale of 19,598,879 shares of common stock, representing all of the shares of our common stock that it holds. If Fox Paine sells substantial amounts of our common stock, the market price of our common stock may fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Additionally, the interests of Fox Paine in selling its shares may conflict with your interests. Assuming Fox Paine sells all of its shares of our common stock that are being registered, this will effectively cause a change in the ability to control matters requiring stockholder approval and Fox Paine would no longer have the ability to exert as much influence over matters affecting us.

The limited liquidity of the trading market for our common stock may affect the trading price of our common stock.

        As of January 11, 2005, we had 30,695,389 shares of our common stock issued and outstanding and eligible to be traded on the Nasdaq National Market. Currently, only approximately 10.8 million of these shares are freely tradable without restriction. As a result, the trading market for our common stock is limited. There can be no assurance that this offering will, or that in the future we will sell enough of our common stock to, create a liquid trading market for our common stock. It is more likely for common stock issued in larger aggregate numbers of shares to trade more favorably than similar common stock issued in smaller aggregate numbers because of the increased liquidity created by higher trading volumes resulting from larger numbers of traded shares. There can be no assurance as to the liquidity of any market for our common stock, the ability of the holders of our common stock to sell any of their common stock and the price at which the holders of our common stock would be able to sell any of our common stock.

If you purchase shares of our common stock, you will experience immediate and substantial dilution.

        Investors purchasing common stock in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. Additional dilution will occur upon exercise of outstanding stock options. If we seek additional capital in the future, the issuance of shares of common stock or securities convertible into shares of common stock in order to obtain such capital may lead to further dilution of your equity investment. See "Dilution."

Ownership change will limit our ability to use certain losses for U.S. federal income tax purposes and may increase our tax liability.

        As of September 30, 2004, we had net operating loss carryforwards, or NOLs, of approximately $135 million, which are due to expire in the years 2020 through 2024. These NOLs may be used to offset future taxable income through 2024 and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an "ownership change" to use its NOLs to reduce its tax liability. It is possible that the transactions described in this offering, either on a stand alone basis or when combined with future transactions (including issuances of new shares of our common stock and sales of shares of our common stock), will cause us to undergo an ownership change. In that event, we would not be able to use our pre-ownership-change NOLs in excess of the limitation imposed by Section 382. Such limitation is generally determined by multiplying the company's equity value and the long term tax exempt rate at the time of the ownership change.

Risks related to our business

Our business is subject to extensive governmental legislation and regulation. Applicable federal and state legislation and regulations and changes to them could adversely affect our business.

        We operate in a heavily regulated industry, and most of our revenues come from the provision of services regulated by the Federal Communications Commission, or the FCC, and the Regulatory Commission of Alaska, or the RCA. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by legislation or regulatory orders at any time. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on us.

        There are a number of FCC and RCA rules under review that could have a significant impact on us. For example, many of the FCC's rules with regard to the provisioning of unbundled network elements, or UNEs, and other LEC interconnection rules were revised by the FCC in 2003, on August 20, 2004, again on December 15, 2004, and are subject to further proceedings at the FCC. An appellate court recently vacated, remanded and upheld different portions of the FCC's 2003 order and several parties are expected to challenge the 2004 decisions in court. Court rulings, further FCC actions or new legislation in this area could affect our obligation to provide UNEs and the prices we receive for the UNEs. Changes to intercarrier compensation that could affect our access revenues are also likely over the next few years. The FCC and Congress are also looking at universal service fund contribution and disbursement rules that are likely to affect the amount and timing of our contributions to and receipt of universal service funds; our obligations may increase and/or our revenue may decline, and our competitors may receive greater payments. Further, most FCC and RCA telecommunications decisions are subject to substantial delay and judicial review. For example, the RCA's 2004 orders arbitrating certain elements of, and approving, the interconnection agreement between General Communications Inc., or GCI, and ACS of Anchorage, or ACSA, are being challenged by GCI in federal court. These delays and related litigation create risk associated with uncertainty over the final direction of federal and state policies and our regulated rates.

As the incumbent local exchange carrier, or ILEC, in our service areas, we are subject to legislation and regulation that are not applicable to our competitors.

        Existing federal and state rules impose obligations and limitations on us, as the incumbent local telephone company, or ILEC, that are not imposed on our competitors. Federal obligations to share facilities, file and justify tariffs, maintain certain types of accounts, and file certain types of reports are all examples of disparate regulation. Similarly, state regulators impose accounting and reporting requirements and service obligations on us that do not exist for our competitors. In addition, state regulators have imposed greater tariffing standards and obligations on us than on our competitors. Proposed tariffs are subject to suspension for six to 12 months before they go into effect which has enabled our competitors to plan competitive responses before we are able to implement new rates, diminishing our ability to compete in the marketplace. As our business becomes increasingly competitive, the continued regulatory disparity could impede our ability to compete in the marketplace, which could have a material adverse effect on our business.

A reduction by the RCA or the FCC of the rates we charge our customers would reduce our revenues and earnings.

        The rates we charge our local telephone customers are based, in part, on a rate of return authorized by the RCA on capital invested in our LECs' networks. These authorized rates, as well as allowable investment and expenses, are subject to review and change by the RCA at any time. If the RCA orders us to reduce our rates, both our revenues and our earnings will be reduced. Additionally, in this competitive market, we are not sure we would be able to implement higher rates even if approved by the RCA.

        State regulators may rebalance our planned rates or set new rates closer to our costs, and refuse to keep our sensitive business information confidential, continuing our competitive disadvantage in the marketplace. Our local exchange service competitors may also gain a competitive advantage as a result of the state regulators permitting our competitors to intervene in rate-setting proceedings.

        FCC regulations also affect rates that are charged to customers. The FCC regulates tariffs for interstate access and subscriber line charges, both of which are components of our network service revenue. The FCC currently is considering proposals to reduce interstate access charges for carriers like us. If the FCC lowers interstate access charges without adopting an adequate revenue replacement mechanism, we may be required to recover more revenue through subscriber line charges and universal service funds or forego this revenue altogether. This could reduce our revenue or impair our competitive position.

The rates, terms and conditions for the leasing of facilities and resale of services in Anchorage are subject to regulatory review and may be adjusted in a manner adverse to us.

        The rates, terms and conditions for the leasing of facilities in Anchorage by our competitors, including GCI, has only recently been resolved by the RCA on December 7, 2004 after years of debate. There is risk associated with the implementation of this new agreement. On January 7, 2005, GCI filed suit in federal district court challenging the RCA's orders and the resulting interconnection agreement between GCI and ACSA. GCI claims that the pricing methodology the RCA used to determine the rates we charge GCI under the interconnection agreement did not comply with the FCC's pricing methodology regulations. The court may decide to retroactively or prospectively reduce the rates we charge GCI under this agreement, which would reduce our revenue. We cannot predict the duration or outcome of this matter. Continued litigation will likely result in an extended period of uncertainty and additional cost associated with the proceedings.

Loss of the exemption from certain forms of competition granted to our rural LECs under the Federal Telecommunications Act of 1996 exposes us to increased competition.

        Historically, our rural LECs (which do not include our wholly owned subsidiary, ACSA) operated under a federal statutory exemption under which they were not required to offer UNEs and wholesale discounted resale services to competitors. On June 30, 1999, the Alaska Public Utilities Commission (or APUC) issued an order revoking these rural exemptions. On April 18, 2004, after years of litigation concerning this order, ACS of Fairbanks, Inc., or ACSF, and ACS of Alaska, Inc., or ACSAK settled with GCI over the revocation of these rural exemptions. ACSF and ACSAK waived their claim to the rural exemption with regards to GCI's requests to lease UNEs in exchange for GCI's agreement to pay higher rates for leased facilities. ACSF and ACSAK will, therefore, continue to face local exchange service competition, which may reduce revenues and returns. On December 12, 2003, the Alaska Supreme Court reinstated ACSN's rural exemption for its Glacier State study area. Thus, ACS of the Northland, Inc., or ACSN, currently retains its rural exemption, but it is subject to petitions for termination at any time.

        Interconnection duties are governed by telecommunications rules and regulations related to the UNEs that must be provided. These rules and regulations remain subject to ongoing modifications. In addition, to the extent that rural exemptions are terminated, other carriers are entitled to obtain interconnection agreements with us on the same basis as GCI. Finally, to the extent the new rates are higher than the previous rates, that may encourage GCI or other competitors to provide service over their own facilities, further depriving us of revenue.

Our results of operations could be materially harmed if GCI develops its own network facilities and stops leasing capacity on our network elements.

        GCI commenced offering cable telephony in Anchorage during 2004 and initiated migration of its customers served using our UNEs off of our network and onto its own cable system. GCI has announced plans to substantially increase the number of customers it migrates to cable telephony in 2005 with the aim of migrating virtually all of its Anchorage customers to its own network by the end of 2006. Significant migration of customers could result in a significant reduction of revenue for us, as GCI would no longer be leasing our facilities to serve those customers, which could materially harm our results of operations.

The telecommunications industry is extremely competitive, and we may have difficulty competing effectively.

        The telecommunications industry is extremely competitive and we face competition in local voice, local high-speed data, wireless, Internet and long distance services. Competition in the markets in which we operate could:

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  reduce our customer base;

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  require us to lower rates and other prices in order to compete;

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  require us to invest in new facilities and capabilities;

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  increase marketing expenditures and the use of discounting and promotional campaigns that would adversely affect our margins; or

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  otherwise lead to reduced revenues, margins, and returns.

        New competitors in local services may be encouraged by FCC and RCA rules regarding interconnection agreements and universal service supports. We face competition from wireless service providers for local, long distance and wireless customers. Existing and emerging wireless technologies are increasingly competitive with local exchange services in some or all of our service areas. We and a competitor of ours are deploying a new generation of wireless technologies which will provide wireless data in addition to wireless voice services, and the FCC has ordered wireline-to-wireless and wireless-to-wireless number portability. As a consequence, we anticipate increased risk of wireless substitution for traditional local telephone services and increased competition among wireless carriers. In addition, new carriers offering voice over Internet Protocol, or VoIP, services may also lead to a reduction in traditional local and long distance telephone service customers and revenues as well as our network access revenues. Some of our competitors may have financial and technical resources greater than ours, and may be exempt from or subject to lesser regulatory burdens.

Revenues from our retail local telephone access lines may be reduced or lost.

        As the ILEC, we face stiff competition mainly from resellers, local providers who lease UNEs from us, and, to a lesser degree, facilities-based providers of local telephone services. In 1997, the two largest long distance carriers in Alaska began providing competitive local telephone services in Anchorage through UNE interconnection with our facilities and resale of our services. Interconnection agreements have since been executed with several other competitors. As a result, since the industry was opened to competition through September 30, 2004, we have lost approximately 30% of our retail local telephone lines. In Anchorage, our largest market, since opening to competition, we have lost approximately 50% of our retail local telephone access lines. Similarly, in Fairbanks and Juneau, where competition began only a few years ago, we have since lost more than 30% of our retail local telephone access lines. While we generally continue to enjoy revenues for these lines from our competitors, albeit at a somewhat reduced level compared to rates charged to our retail customers, our competitors may, in the future, bypass or remove these customers from our network completely, which would eliminate our revenue from those lines altogether. Additionally, although we plan to try to win back customers previously lost to competitors, there can be no assurance that we will be successful in this regard.

Revenues from access charges may be reduced or lost.

        We received 27.9% of our operating revenues for the nine months ended September 30, 2004 from access charges paid by interstate and intrastate interexchange carriers and subscriber line charges paid by end users for the use of our network to connect the customer premises to the interexchange network. The amount of revenue that we receive from access charges and subscriber line charges is calculated in accordance with requirements set by the FCC and the RCA. Any change in these requirements may reduce our revenues and earnings. Generally, access charges have decreased since our inception in 1999.

        Under the regulatory rules that exist today, we receive access revenue related to the calls made by all of our retail customers as well as our competitors' customers who are served via resale of our services at a wholesale discount. Access revenue related to our competitors' retail customers that are served by UNEs or by the competitors' own facilities flows to our competitors. To the extent that competitors shift the form in which they provide service away from wholesale resale to UNEs or their own facilities, our access revenue will be reduced.

        The FCC is reviewing mechanisms for intercarrier compensation, and some parties have suggested terminating all interstate access charge payments by interexchange carriers. If such a proposal is adopted, it could have a material impact on our revenue and earnings. In any event, the FCC has stated its intent to adopt some form of access charge reform soon, which more likely than not will reduce this source of revenue. Similarly, the RCA has adopted regulations, modifying intra-state access charges which are not intended to, but may reduce our revenue.

        In addition, both GCI and AT&T have previously alleged that we collected excess interstate access revenue. While those claims have been resolved, we cannot assure you that claims alleging excess charges in subsequent years will not be made, nor that we will be able to defeat all such claims.

A reduction in the universal service support currently received by some of our subsidiaries would reduce our revenues and earnings.

        We received 5.3% of our operating revenues for the nine months ended September 30, 2004 from the Universal Service Fund, or USF, which was established under the direction of the FCC to compensate carriers for the high cost of providing universal telecommunications services in rural, insular, and high-cost areas. If the support received from the USF is materially reduced or discontinued, some of our rural LECs might not be able to operate profitably. Also, because we provide interstate and international services, we are required to contribute to the USF a percentage of our revenue earned from such services. Although our rural LECs receive support from the USF, we cannot be certain of how, in the future, our contributions to the USF will compare to the support we receive from the USF. Congress recently adopted legislation exempting the USF from the Anti-Deficiency Act until December 31, 2005, but this issue may adversely affect USF distributions or contributions in the future.

        Various reform proceedings are under way at the FCC to change the method of calculating the amount of contributions paid into the USF by all carriers and the amount of contributions or support rural carriers like ACSF, ACSAK and ACSN receive from the USF, as well as the amount of support received by our competitors. Already the FCC has imposed caps or limits on the amount of USF distributed and has explored opportunities to obtain contributions from providers of services not currently contributing to USF. We cannot predict at this time whether or when any change in the method of calculating contributions and support may affect our business.

        The RCA has granted Eligible Telecommunications Carrier, or ETC, status to GCI in Fairbanks and Juneau. Under current FCC rules, ETC status entitles GCI to the same amount of per-line USF support that we are entitled to receive regardless of GCI's costs, which may reduce the amount of USF payments we receive. To the extent that any competitive ETC, such as GCI, has lower costs than us, but receives the same amount of financial support, the competitor gains a competitive cost advantage over us. We cannot say when or how these rules may change.

        There has been a trend toward granting ETC status to wireless carriers. Alaska DigiTel LLC, or DigiTel, ACS Wireless, Inc., or ACSW, and MTA Wireless have been granted ETC status for certain service areas. Further, Dobson Communications Corporation has petitioned for ETC status and asked the RCA to redefine our rural service areas to permit Dobson to receive support on a wire-center basis, but without having to serve the entire area that we are currently required to serve. Redefining our rural service areas requires the approval of both the RCA and the FCC. Creating additional service areas may impose a costly regulatory burden on us for which we may not be compensated. The granting of Dobson's request to redefine service areas could reduce our revenues from USF, in addition to increasing competition.

Revenues from wireless services may be reduced.

        Market prices for wireless voice and data services have declined over the last several years and may continue to decline in the future due to increased competition. We cannot assure you that we will be able to maintain or improve our average revenue per user, or ARPU. We expect significant competition among wireless providers, which has been intensified by wireless number portability, to continue to drive service and equipment prices lower, which may lead to increased turnover of customers. If market prices continue to decline it could adversely affect our ability to grow revenue, which would have an adverse effect on our financial condition and results of operation.

We may not be able to offer long distance and Internet services on a profitable basis.

        Our long distance operations have historically been modest in relation to the long distance businesses of our competitors and have generated operating losses of $2.0 million in 2001, $1.6 million in 2002 and $21.2 million in 2003, and $3.4 million for the nine months ended September 30, 2004. Our Internet operations generated operating losses of $9.6 million in 2001, $21.6 million in 2002, $60.5 million in 2003, and $9.8 million for the nine months ended September 30, 2004. We have, over the last several years, failed to achieve various plans to increase sales and revenue for these businesses. There is, therefore, no assurance that our operating losses from long distance and Internet services will not increase in the future, even after taking into account additional revenue from complementary or advanced services.

If we substantially underestimate or overestimate the demand for our long distance services, our cost of providing these services could increase.

        We expect to continue to enter into resale agreements for a portion of our long distance services. In connection with these agreements, we must estimate future demand for our long distance service. If we overestimate this demand, we may be forced to pay for services we do not need, and if we underestimate this demand, we may need to lease additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand.

We may not be able to profitably take advantage of future fiber-optic capacity that we may purchase.

        In anticipation of our obligations under the Telecommunications Services Partnering Agreement, or TPA, we entered with the State of Alaska, we entered into an agreement that enables us to purchase additional fiber-optic capacity in future years from Crest Communications, L.L.C., or Crest, the expenditures for which are expected to be significant and may exceed $20 million over the next two years. The subsequent termination of our contract with the State of Alaska has reduced our utilization of the additional fiber-optic capacity purchased from Crest and may reduce the profitability of the agreement with Crest.

        As part of this agreement, we made a $15 million loan to Crest. In connection with this loan, Crest has granted us an option to purchase certain of its network assets no later than January 2, 2006 at a price equal to the then-outstanding loan balance. Certain material terms of the agreement with Crest remain subject to continued negotiation, and it is impossible to determine the ultimate outcome of these negotiations at this time. We cannot assure you that we will successfully resolve any open issues nor can we assure you of the consequences of our inability to resolve any open issues. In addition, even if we are able to resolve the issues, we cannot assure you that we will generate sufficient revenue from these future acquisitions of fiber-optic capacity to provide satisfactory returns on our investment. The $15 million loan to Crest was written down to zero, its estimated fair value, in September 2003.

If we do not adapt to technological changes in the telecommunications industry, we could lose customers or market share.

        Our success may depend on our ability to adapt to rapid technological changes in the telecommunications industry. Our failure to adopt a new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet the demands of our customers. Technological change could, among other things, reduce the capital required by a competitor to provide local service in our service areas. As we cannot predict with precision the pace of technology change, our ability to deploy new technologies may be constrained by insufficient capital and/or the need to generate sufficient cash to make interest payments on our indebtedness and to maintain our dividend policy.

        New products and services may arise out of technological developments and our inability to keep pace with these developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. The successful delivery of new products and services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

New governmental regulations may impose obligations on us to upgrade our existing technology or adopt new technology that may require additional capital and we may not be able to comply with these new regulations on a timely basis.

        We cannot predict the extent to which the government will impose new unfunded mandates such as those related to emergency location, providing access to hearing-impaired customers, law enforcement assistance and local number portability. Each of these government obligations has imposed new requirements for capital that could not have been predicted with any precision. Along with these obligations the FCC has imposed deadlines for compliance with these mandates. We may not be able to provide services that comply with these mandates in time to meet the imposed deadlines or our petitions for extensions of the deadlines may be denied. We cannot predict whether other mandates, from the FCC or other regulatory authorities, will occur in the future or the demands they will place on capital expenditures.

Our network capacity and customer service system may not be adequate and may not expand quickly enough to support our anticipated customer growth.

        Our financial and operational success depends on ensuring that we have adequate network capacity, sufficient infrastructure equipment and a sufficient customer support system to accommodate anticipated new customers and the related increase in usage of our network. Our failure to expand and upgrade our networks, including through obtaining and constructing additional cell sites, obtaining wireless telephones of the appropriate model and type to meet the demands and preferences of our customers and obtaining additional spectrum, if required, to meet the increased usage could have a material adverse effect on our business. As a result of our dividend policy, our available cash to expand and upgrade our network may be limited.

The successful operation and growth of our businesses are dependent on economic conditions in Alaska.

        Substantially all of our customers and operations are located in Alaska. Due to our geographical concentration, the successful operation and growth of our businesses is dependent on economic conditions in Alaska. The Alaskan economy, in turn, is dependent upon many factors, including:

  •
  the strength of the natural resources industries, particularly oil production;

  •
  the strength of the Alaskan tourism industry;

  •
  the level of government and military spending; and

  •
  the continued growth in services industries.

        The customer base for telecommunications services in Alaska is small and geographically concentrated. According to U.S. Census Bureau estimates, the population of Alaska is approximately 655,000 as of July 1, 2004, over 60% of whom live in Anchorage, Fairbanks and Juneau. There can be no assurance that Alaska's economy will grow or even be stable.

We depend on key members of our senior management team.

        Our success depends largely on the skills, experience and performance of key members of our senior management team, as well as our ability to attract and retain other highly qualified management and technical personnel. There is intense competition for qualified personnel in our industry, and we cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. If we lose one or more of our key employees, or the transition in leadership is not successful, our ability to successfully implement our business plan could be materially adversely affected. We do not maintain any "key person" insurance on any of our personnel.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of the products and services we require to operate our business successfully.

        We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, subscriber growth and our operating results could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result we have become reliant upon a limited number of network equipment manufacturers. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis, or at all, which could increase costs and may cause disruption in service.

Wireless devices may pose health and safety risk, and driving while using a wireless phone may be prohibited; as a result, we may be subject to new regulations, and demand for our services may decrease.

        Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets and cell sites may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage.

        If consumers' health concerns over radio frequency emission increase, they may be discouraged from using wireless handsets, regulators may impose or increase restrictions on the location and operation of cell sites or increase regulation on handsets and wireless providers may be exposed to litigation, which, even if not successful, may be costly to defend. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in our subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry.

        In addition, new government regulations on the use of a wireless device while driving may also adversely affect our results of operations. Studies have indicated that using wireless devices while driving may impair a driver's attention. Many state and local legislative bodies have passed or proposed legislation to restrict the use of wireless telephones while driving motor vehicles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services and may discourage use of our wireless devices and decrease our revenue from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards against telecommunications providers, adverse publicity and further governmental regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

We are subject to environmental regulation and environmental compliance expenditures and liabilities.

        Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property relating to our network equipment and tower sites. Some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. For example, the FCC is considering whether to adopt rules to reduce the incidents of migratory bird collisions with cell towers. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

        In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the costs of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

  •
  physical damage to access lines;

  •
  power surges or outages;

  •
  software defects; and

  •
  disruptions beyond our control.

        We rely heavily on our networks, network equipment, data and software and the networks of other telecommunications providers to support all of our functions and for substantially all of our revenues. We are able to deliver services only to the extent that we can protect our network systems against damage from power or telecommunication failures, computer viruses, natural disasters, unauthorized access and other disruptions. While we endeavor to provide for failures in the network by providing back-up systems and procedures, we cannot guarantee that these back-up systems and procedures will operate satisfactorily in an emergency. Should we experience a prolonged system failure or a significant service interruption, our customers may choose a different provider and our reputation may be damaged.

We cannot assure you that we will be able to successfully integrate any acquisitions we may make in the future.

        We continually explore acquisitions. However, any future acquisitions we make may involve some or all of the following risks:

  •
  diversion of management attention from operating matters;

  •
  unanticipated liabilities or contingencies of acquired businesses;

  •
  failure to achieve projected cost savings or cash flow from acquired businesses;

  •
  inability to retain key personnel of the acquired business or maintain relationships with its customers;

  •
  inability to successfully integrate acquired businesses with our existing businesses, including information-technology systems, personnel, products and financial, computer, payroll and other systems of the acquired businesses;

  •
  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of the acquired businesses; and

  •
  difficulty in maintaining uniform standards, controls, procedures, and policies.

        As a result of our dividend policy and other factors, we may not have sufficient available cash or access to sufficient capital resources necessary to complete a transaction.

Refinancing transactions

        We intend to use the proceeds of this offering, along with $335.0 million of term loan borrowings under the new senior credit facility and available cash to:

  •
  repay all amounts outstanding under our existing senior secured credit facility;

  •
  repurchase in full the $147.5 million aggregate outstanding principal amount of ACSH senior subordinated notes, pursuant to a tender offer and consent solicitation;

  •
  repurchase approximately $59.4 million aggregate principal amount of ACSH senior notes, pursuant to a tender offer and consent solicitation; and

  •
  pay the fees and expenses related to this offering and the other Refinancing Transactions.

        New senior credit facility.    In connection with this offering, we intend to enter into a new senior credit facility consisting of a $50.0 million revolving credit facility and a $335.0 million term loan and anticipate entering into the interest rate swap, in which we expect to swap the floating interest rate of a portion of the term loan borrowings under the new senior credit facility for a fixed interest rate. See "Description of the new senior credit facility," for a description of the expected material terms of the new senior credit facility. We expect the new senior credit facility to be completed simultaneously with the closing of this offering. The term loan borrowings under the new senior credit facility will be used to repay all outstanding amounts under the existing senior secured credit facility, with the remaining portion of the term loan borrowings being held in escrow to be released upon completion of the tender offer and consent solicitation for the ACSH senior notes to fund the repurchase of the senior notes thereunder and provide us with additional cash.

        ACSH senior subordinated notes tender offer and consent solicitation.    On January 12, 2005, we commenced a tender offer to purchase for cash all of the outstanding ACSH senior subordinated notes and we solicited consents to amend the indenture governing the ACSH senior subordinated notes to remove substantially all of the restrictive covenants thereunder. The total consideration to be paid to holders that tender their ACSH senior subordinated notes and deliver their related consents by January 25, 2005 is $1,046.88 per $1,000 principal amount of ACSH senior subordinated notes, including a consent payment of $30.00 per $1,000 principal amount, together with accrued interest through, but excluding, the date of purchase. Holders that tender their ACSH senior subordinated notes after January 25, 2005 and prior to the expiration of the tender offer will receive $1,016.88 per $1,000 principal amount, together with accrued interest through, but excluding, the date of purchase. To the extent less than all of the outstanding ACSH senior subordinated notes are purchased in the tender offer and consent solicitation for the ACSH senior subordinated notes, we intend to call for redemption any remaining ACSH senior subordinated notes at a price of 104.688% of the remaining principal amount thereof, immediately following the completion of the tender offer, as permitted by the terms of the indenture governing the ACSH senior subordinated notes. If required, we intend to use available cash to redeem the ACSH senior subordinated notes. The tender offer and consent solicitation for the ACSH senior subordinated notes are conditioned upon the completion of the other Refinancing Transactions.

        ACSH senior notes tender offer and consent solicitation.    On January 12, 2005, we commenced a tender offer to purchase up to $59.4 million aggregate principal amount of ACSH senior notes and we solicited consents from the holders of the ACSH senior notes to amend the indenture governing the senior notes to allow us to incur the additional senior secured debt contemplated by the new senior credit facility and to amend the restrictions on our ability to make certain restricted payments. ACSH has entered into agreements with holders of approximately $50.2 million aggregate principal amount of the ACSH senior notes, which represents approximately 28.3% of the aggregate principal amount of the outstanding ACSH senior notes, pursuant to which the holders have agreed, subject to certain conditions, to tender their ACSH senior notes in the tender offer and deliver their consents pursuant to the consent solicitation. The total consideration to be paid to holders that tender their ACSH senior notes and deliver their related consents by January 25, 2005 is $1,098.75 per $1,000 principal amount of ACSH senior notes, including a consent payment of $10.00 per $1,000 principal amount, together with accrued interest through, but excluding, the date of purchase. Holders that tender their ACSH senior notes after January 25, 2005 and prior to expiration of the tender offer will receive $1,088.75 per $1,000 principal amount of ACSH senior notes, together with accrued interest through, but excluding, the date of purchase. The tender offer and consent solicitation for the ACSH senior notes are conditioned upon the completion of the other Refinancing Transactions.

        Repurchase and cancellation of ACSH senior notes and ACSH senior subordinated notes.    During the quarter ended December 31, 2004, we purchased on the open market $4.4 million aggregate principal amount of the ACSH senior notes and $2.5 million aggregate principal amount of the ACSH senior subordinated notes for aggregate purchase prices of $4.5 million and $2.5 million, respectively. We will cancel these notes upon consummation of the tender offers for the ACSH senior notes and the ACSH senior subordinated notes.

        We expect that we will enter into the new senior credit facility at the time we close this offering. We currently expect that this offering will close prior to the closing of the tender offers and consent solicitations for the ACSH senior notes and the ACSH senior subordinated notes. If we close this offering and enter into the new senior credit facility prior to closing the tender offer and the consent solicitation for the ACSH senior notes, we will agree to become unconditionally obligated to close the tender offer and the consent solicitation for the ACSH senior notes at the expiration time then in effect, without modifying, terminating or extending the tender offer and the consent solicitation for the ACSH senior notes. If we close this offering and enter into the new senior credit facility prior to closing the tender offers and consent solicitations for the ACSH senior notes and the ACSH senior subordinated notes, we will repay all outstanding amounts under the existing senior secured credit facility with the proceeds of term loan borrowings under the new senior credit facility, with the remaining portion of the term loan borrowings being held in escrow. The term loan borrowings held in escrow will be released upon completion of the tender offer and consent solicitation for the ACSH senior notes and will be used to fund the repurchase of the senior notes thereunder and provide us with additional cash. At the time we close the tender offer and consent solicitation for the ACSH senior notes, we will use the proceeds from this offering and available cash on hand to close the tender offer and the consent solicitation for the ACSH senior subordinated notes.

        This offering is conditioned on us entering into the new senior credit facility and this offering and our entering into of the new senior credit facility are both conditioned on receiving the requisite consents necessary to amend the indenture governing the ACSH senior notes under the ACSH senior notes tender offer and consent solicitation described above.

        See "Use of proceeds" for more information on the Refinancing Transactions.

Use of proceeds

        The estimated net proceeds of this offering are expected to be $65.3 million ($76.0 million, of net proceeds if the underwriters exercise the over-allotment option in full), assuming a public offering price of $8.92 per share of common stock, which was the last reported sale price of our common stock on the Nasdaq National Market on January 14, 2005, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The proceeds of this offering, $335.0 million of term loan borrowings under the new senior credit facility and available cash will be used to:

  •
  repay all amounts outstanding under our existing senior secured credit facility;

  •
  repurchase in full the outstanding principal amount of ACSH senior subordinated notes;

  •
  repurchase approximately $59.4 million aggregate principal amount of ACSH senior notes; and

  •
  pay the fees and expenses related to this offering and the related Refinancing Transactions.

        As of September 30, 2004, the outstanding principal amount of borrowings under our existing senior secured credit facility was $198.5 million, consisting entirely of term loan borrowings. Term loan borrowings under our existing senior secured credit facility bear interest at variable rates with a weighted average interest rate as of September 30, 2004 of 4.875% per year and are due 2010 unless the ACSH senior subordinated notes are refinanced prior to their maturity in May 2009. As of September 30, 2004, the outstanding principal amount of ACSH senior subordinated notes was $150.0 million and the ACSH senior subordinated notes bear interest at a rate of 9 3/8% per year and are due in 2009. As of September 30, 2004, the outstanding principal amount of ACSH senior notes was $182.0 million and the ACSH senior notes bear interest at a rate of 9 7/8% per year and are due in 2011.

        The following table illustrates the estimated sources of and uses of the funds from this offering and the Refinancing Transactions assuming they had occurred as of September 30, 2004 and that the underwriters have not exercised their over-allotment option. Actual amounts may differ.

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
Proceeds of this offering New senior credit facility—term	$75.0	Repayment of existing senior secured credit facility	$198.5
Loan borrowings	335.0	Tender offer for ACSH senior notes	59.4
Cash and cash equivalents	79.7	Tender premium on ACSH senior notes(1)	5.9
		Accrued interest on ACSH senior notes(2)	0.8
		Repurchase and cancellation of ACSH senior notes(3)	4.5
		Tender offer for ACSH senior subordinated notes	147.5
		Tender premium on ACSH senior subordinated notes(4)	6.9
		Accrued interest on ACSH senior subordinated notes(5)	5.3
		Repurchase and cancellation of ACSH senior subordinated notes(6)	2.5
		Other fees and expenses(7)	13.2

		Remaining cash and cash equivalents(8)	45.2
Total Sources	$489.7	Total uses	$489.7

(1)
Represents tender premium and consent fees on $59.4 million aggregate principal amount that we expect to purchase in the ACSH senior notes tender offer.

(2)
Does not include accrued interest to the expected repurchase date. As of December 31, 2004, accrued interest on the amount of ACSH senior notes assumed to be repurchased was $2.7 million.

(3)
Represents $4.4 million principal amount of ACSH senior notes repurchased on the open market during the fourth quarter of 2004 for an aggregate purchase price of $4.5 million, which will be cancelled concurrently with the consummation of the ACSH senior notes tender offer.

(4)
Assumes all ACSH senior subordinated notes (other than the ACSH senior subordinated notes repurchased by us in the quarter ended December 31, 2004) have been tendered on or before the ACSH senior subordinated notes tender offer consent date.

(5)
Does not include accrued interest to the expected repurchase date. As of December 31, 2004, accrued interest on such ACSH senior subordinated notes was $2.1 million.

(6)
Represents $2.5 million principal amount of ACSH senior subordinated notes repurchased on the open market during the fourth quarter of 2004 for an aggregate purchase price of $2.5 million, which will be cancelled concurrently with the consummation of the ACSH senior subordinated notes tender offer.

(7)
Includes an estimated $5.1 million of debt issuance cost associated with the new senior credit facility (including $1.2 million assumed to be paid as consent fees on the remaining $118.3 million aggregate principal amount of ACSH senior notes not owned by us, assuming that all of the ACSH senior notes (other than the ACSH senior notes repurchased by us in the quarter ended December 31, 2004) have been tendered on or before the tender offer consent date) and $6.1 million of professional fees and printing and other out of pocket expenses associated with this offering and the Refinancing Transactions, $3.8 million of underwriting discounts and commissions associated with this offering, net of $1.8 million of prepaid offering expenses accrued as of September 30, 2004. Does not include any fees we may pay Fox Paine & Company, LLC. See "Certain relationships and related party transactions."

(8)
Reflects cash remaining from the term loan borrowings under the new senior credit facility following the repayment of the existing senior secured credit facility and the repurchase of $59.4 million aggregate principal amount of ACSH senior notes.

        If the underwriters elect to exercise all or a portion of the over-allotment option they have been granted, we will use the incremental net proceeds from the resulting sale of shares of our common stock ($10.7 million of incremental net proceeds in the aggregate if the option is exercised in full) for capital expenditures and general business purposes.

        For a further description of the Refinancing Transactions to be consummated at the time of and after the closing of this offering, see "Refinancing transactions."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004:

  •
  on an actual basis;

  •
  on a pro forma as adjusted basis, as if all of the shares of common stock offered hereby were sold and the Refinancing Transactions were completed on that date as described in "Refinancing transactions" and "Use of proceeds."

        You should read this table in conjunction with "Refinancing transactions," "Use of proceeds," "Unaudited pro forma condensed consolidated financial information" and our "Management's discussion and analysis of financial condition and results of operations," our consolidated financial statements and the related notes included in our annual report on Form 10-K and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2004.

September 30, 2004 (in thousands)	Actual	Pro forma as adjusted
	(unaudited)
Cash and cash equivalents	$79,689	$45,217
Long-term debt (including current portion):
Existing senior secured credit facility(1)	$198,500	$—
New senior credit facility—Term loan(2)	—	335,000
Capital lease obligations and other senior debt	8,224	8,224
ACSH senior notes(3)	182,000	118,300
Original issue discount—ACSH senior notes	(5,460)	(3,549)
ACSH senior subordinated notes(4)	150,000	—
Total long-term debt	533,264	457,975
Stockholders' equity (deficit):
Preferred stock, $0.01 par value per share, 5,000 shares authorized, no shares issued or outstanding, actual and pro forma as adjusted	—	—
Common stock, $0.01 par value per share 145,000 shares authorized, 33,936 shares issued and 29,387 shares outstanding, actual; and 145,000 shares authorized, 42,344 issued and 37,795 outstanding, pro forma as adjusted	339	423
Treasury stock, 4,549 shares of common stock, at cost	(18,443)	(18,443)
Paid in capital in excess of par value	280,049	345,282
Accumulated deficit(5)	(286,027)	(313,350)
Accumulated other comprehensive loss	(4,543)	(4,543)
Total stockholders' equity (deficit)	(28,625)	9,369
Total capitalization	$504,639	$467,344

(1)
As of December 31, 2004, we had an outstanding balance of $198.0 million under the existing senior secured credit facility and no accrued interest.

(2)
Following completion of the Refinancing Transactions, we will be able to borrow up to an additional $50.0 million under the revolving credit facility portion of the new senior credit facility. See "Description of the new senior credit facility."

(3)
The repurchase of ACSH senior notes representing $59.4 million aggregate principal amount in the ACSH senior notes tender offer will include a payment of accrued interest (as of December 31, 2004, $2.7 million) plus a premium and consent fees of approximately $5.9 million. See "Refinancing transactions." Also reflects $4.4 million principal amount of ACSH senior notes repurchased on the open market during the fourth quarter of 2004 for an aggregate purchase price of $4.5 million.

(4)
The repurchase of the ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer will include a payment of accrued interest (as of December 31, 2004, $2.1 million) plus a premium and consent fees of approximately $6.9 million. See "Refinancing transactions." Also reflects $2.5 million principal amount of ACSH senior subordinated notes repurchased on the open market during the fourth quarter of 2004 for an aggregate purchase price of $2.5 million.

(5)
Pro forma as adjusted accumulated deficit reflects the write-off of the unamortized discount of $1.8 million related to our repurchase of the ACSH senior notes and the write-off of deferred financing costs of $6.6 million related to the repayment of the existing senior secured credit facility and the repurchase of the ACSH senior notes and the ACSH senior subordinated notes in connection with the Refinancing Transactions.

PRO FORMA DILUTION

        Dilution is the amount by which the portion of the offering price paid by purchasers of our common stock to be sold by us in the offering exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

        Our net tangible book deficiency, defined as stockholders' deficit, less goodwill, less intangible assets, as of September 30, 2004, was approximately $88.9 million, or $3.03 per share of our common stock. After giving pro forma effect to the sale of 8,408,000 shares of our common stock at $8.92 per share, which was the last reported sale price on January 14, 2005, and assuming the underwriters do not exercise their over-allotment option, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and giving effect to the Refinancing Transactions and deducting the associated expenses and charges, our as adjusted net tangible book deficiency as of September 30, 2004 would have been approximately $51.0 million, or $1.34 per share of common stock. This represents an immediate increase in net tangible book value of $1.69 per share of our common stock to existing stockholders and an immediate dilution of $10.26 per share of our common stock to new investors purchasing common stock in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

Assumed public offering price per share of common stock		$8.92
Net tangible book deficiency per share as of September 30, 2004	$(3.03)
Increase in net tangible book deficiency per share attributable to this offering, after giving effect to the Refinancing Transactions	1.69
Adjusted net tangible book deficiency after this offering and Refinancing Transactions		(1.34)
Dilution per share to new investors		$10.26

        As of September 30, 2004 and January 11, 2005, respectively, there were 29,387,159 and 30,695,389 shares of common stock outstanding. The foregoing discussion and table assume no exercise of outstanding stock options. After this offering, there will be options outstanding to purchase a total of 4,612,091 shares of our common stock at a weighted average exercise price of $5.99 per share based on options outstanding on January 11, 2005. To the extent that any of these stock options are exercised, there may be further dilution to new investors.

DIVIDEND POLICY AND RESTRICTIONS

General

        Our board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders, rather than retaining all of such cash for other purposes. This policy reflects our judgment that our stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business. See "Risk factors—Risk related to our common stock—You may not receive the level of dividends provided for in our dividend policy or any dividends at all."

        We believe that our dividend policy will limit, but not preclude, our ability to pursue growth. See "Risk factors—Risks related to our common stock—Our dividend policy may limit our ability to pursue growth opportunities." If we continue paying dividends at the level currently anticipated under our dividend policy, we expect that we would need additional financing to fund significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. However, we intend to retain sufficient cash after the distribution of dividends to permit the pursuit of growth opportunities that do not require material capital investment. For further discussion of the relationship of our dividend policy to our ability to pursue potential growth opportunities, see "—Assumptions and considerations" below.

        In accordance with our dividend policy, we currently intend to pay an initial dividend of $0.185 per share on January 19, 2005 and we intend to continue to pay quarterly dividends at an annual rate of $0.74 per share for the first full year following the closing of this offering. The initial dividend of $0.185 per share will be payable on January 19, 2005, to stockholders of record at the close of business on December 31, 2004. As a result, you will not receive this initial dividend with respect to any shares you purchase in this offering.

        In determining our expected initial dividend level, our management and board of directors have reviewed and analyzed, among other things:

  •
  our operating and financial results in recent years, including in particular the fact that our Indenture EBITDA was $110.4 million in 2001; $101.0 million in 2002; $105.4 million in 2003; $79.8 million in the nine months ended September 30, 2004; and that certain losses associated with the termination of the State of Alaska contract are not added back in our calculation of Indenture EBITDA for 2002 and 2003;

  •
  our anticipated capital expenditure requirements;

  •
  our expected other cash needs, primarily related to working capital requirements;

  •
  the terms of our debt instruments following the Refinancing Transactions, including the expected terms of our new senior credit facility and the indenture governing the ACSH senior notes;

  •
  other potential sources of liquidity, including working capital and the possibility of asset sales; and

  •
  various other aspects of our business.

        However, as described more fully below, you may not receive any dividends, as a result of the following factors:

  •
  we are a holding company and rely on dividends, interest and other payments, advances and transfer of funds from our subsidiaries to meet out debt service and pay dividends;

  •
  we may not have enough cash to pay dividends due to changes in our operating earnings, working capital requirements and anticipated cash needs;

  •
  nothing requires us to declare or pay dividends;

  •
  while the dividend policy adopted by our board of directors reflects an intention to distribute a substantial portion of our cash generated by our business in excess of operating needs, interest and principal payments on indebtedness and capital expenditures, to pay dividends, our board could modify or revoke this policy at any time;

  •
  even if our dividend policy is not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution will remain, at all times, entirely at the discretion of our board of directors;

  •
  the amount of dividends that we may distribute will be limited by restricted payment and leverage covenants in our new senior credit facility, the indenture governing the ACSH senior notes and, potentially, the terms of any future indebtedness that we may incur;

  •
  the amount of dividends that we may distribute is subject to restrictions under Delaware law; and

  •
  our stockholders have no contractual or other legal right to dividends.

        We have declared our first dividend out of our cash flow, payable on January 19, 2005 to stockholders of record at the close of business on December 31, 2004. Prior to announcing this dividend we had no history of paying dividends out of our cash flow. Dividends on our common stock are not cumulative.

Minimum Required Indenture EBITDA

        Our management has prepared the estimated financial information set forth below to present the estimated cash available to pay dividends, after giving effect to the Refinancing Transactions, based on an estimate of minimum required Indenture EBITDA necessary to pay such dividends. The accompanying estimated financial information was not prepared with a view toward complying with the Public Company Accounting Oversight Board guidelines with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, our expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers are cautioned not to place undue reliance on the estimated financial information.

        Neither our independent registered public accounting firm nor any other independent registered public accounting firm has compiled, examined, or performed any procedures with respect to the estimated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the estimated financial information. We do not intend to update or otherwise revise the estimates described herein to reflect circumstances existing after the occurrence of future events even in the event that any of the assumptions underlying the estimates are shown to be in error.

        The assumptions and estimates underlying the estimated financial information below are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties, including those described under "Risk factors" and "Cautionary note regarding forward-looking statements." Accordingly, there can be no assurance that the estimated financial information is indicative of our future performance or that the actual results will not differ materially from the estimated financial information presented below.

        We believe that, in order to fund dividends on our common stock for the year following this offering and the other Refinancing Transactions at the level described above solely from cash generated by our business, our required Indenture EBITDA for the year following the offering would need to be at least $98.6 million. As described under "—Assumptions and considerations" below, we believe that our Indenture EBITDA for the year following the closing of this offering and the other Refinancing Transactions will be at least equal to this minimum required amount of $98.6 million and we have determined that our assumptions as to capital expenditures used to maintain the assets of the business, cash interest expense, income taxes, working capital and availability of funds under the expected terms of our new senior credit facility are reasonable. We have also determined that if our Indenture EBITDA for such period is at or above this level, we would be permitted to pay dividends at the level described above under the financial ratios and restricted payment covenants required to be maintained under the expected terms of our new senior credit facility and the terms of the indenture governing the ACSH senior notes following the Refinancing Transactions.

        The following table sets forth our calculation illustrating that $98.6 million of Indenture EBITDA would be sufficient to fund dividends at the above level for the first full year following the closing of the offering and would satisfy the expected interest coverage and leverage ratios in our new senior credit facility, we refer to this as minimum required Indenture EBITDA. We expect that Indenture EBITDA of at least $98.6 million for the first full year following the closing of the offering would permit us to pay dividends at our anticipated level under all relevant financial and restricted payment covenants and restrictions that are expected to be contained in the new senior credit facility and indenture governing the ACSH senior notes.

(in thousands)	Amount
Estimated Cash Available to Pay Dividends Based On Minimum Required Indenture EBITDA
Minimum Required Indenture EBITDA	$98,575
Less:
Estimated cash interest expense(1)	33,739
Estimated capital expenditures used to maintain the assets of the business(2)	35,000
Estimated scheduled principal payments(1)	900
Estimated cash income taxes(3)	—
Estimated cash available to pay dividends based on minimum required Indenture EBITDA(4)	$28,936
Estimated total leverage ratio derived from the above(5)	4.6
Estimated senior leverage ratio derived from the above(5)	4.6
Estimated senior secured leverage ratio derived from the above(5)	3.5
Estimated interest coverage ratio(5)	2.9

(1)
The estimated cash interest expense of $33.7 million for the first full year following the closing of this offering and the Refinancing Transactions assumes interest at a weighted average rate of 5.67% per year (based on an average LIBOR forecast of 2.92% and a fixed interest component of 2.75%) on the $335.0 million outstanding term loan borrowings and a commitment fee of 0.375% on the undrawn amounts on the revolving credit facility portion of our proposed new senior credit facility, an interest rate of 9.875% on the $118.3 million of outstanding ACSH senior notes, and a weighted average interest rate of 9.5% on the average outstanding borrowings of $7.8 million under various capital leases and other long-term obligations. We have also assumed in the calculation of estimated cash interest expense that we have entered into a floating-to-fixed interest rate swap swapping LIBOR for a fixed interest rate of 4.11% on a notional amount of $135.0 million of our term loan borrowings, which fixed rate was estimated based on average market rates for a five-year swap as quoted by the Federal Reserve Board on January 6, 2005. Our estimate of cash interest expense also includes $0.2 million of other cash interest expense and charges, including ratings agency and administration fees associated with our long-term debt and other interest and finance charges. See "Unaudited pro forma condensed consolidated financial information."

We estimated that our capital leases and other debt will have scheduled principal payments of approximately $0.9 million in the first full year following the closing of this offering and the Refinancing Transactions.

(2)
Represents management's estimate of the amount of annual capital expenditures required to maintain the assets of the business. For the year ended December 31, 2003, capital expenditures were $50.9 million, of which $32.8 million was expended to maintain the assets of the business, $11.5 million was expended on our CDMA build out, $2.3 million was expended in acquiring a network operations center related to our Crest agreement, and $4.3 million was expended on the State of Alaska contract and our Directories Business. For the nine months ended September 30, 2004, capital expenditures were $38.1 million, of which $25.3 million was expended to maintain the assets of the business and $12.8 million was expended on CDMA and other growth initiatives. For the year ended December 31, 2004 we expect capital expenditures to maintain the assets of the business to be similar to levels for the year ended December 31, 2003. We anticipate available cash to fund planned growth capital expenditures of approximately $55 million over the next two years.

(3)
We do not expect to pay any cash income taxes during the first full year following the closing of this offering and the Refinancing Transactions. Specifically, we do not believe we will have any taxable income for 2005 assuming $98.6 million of minimum required Indenture EBITDA. Additionally, as of September 30, 2004, we had net operating loss carry forwards for income tax purposes of approximately $108.7 million. We may be required to pay income taxes or alternative minimum income taxes in future taxable periods, which would reduce our after-tax cash flow available for payment of dividends and may require us to reduce dividend payments on our common stock in such future periods.

(4)
The table below sets forth the assumed number of outstanding shares of our common stock upon the closing of this offering and the estimated per share and aggregate dividend amounts payable on such shares during the first full year following the closing of this offering and the Refinancing Transactions. We intend to issue in this offering such number of shares that will result in aggregate gross proceeds to us of approximately $75.0 million. The number of shares assumed to be issued in this offering is based on an issue price of $8.92 per share. The actual number of shares we will issue in this offering could vary. Any change to the number of shares of our common stock we issue in this offering will change the aggregate dividend amount payable in the first full year following this offering.

		Dividends
	Number of shares (in thousands)	Per share	Aggregate (in thousands)
Shares outstanding on January 11, 2005	30,695	$0.74	$22,714
Pro forma shares issued in this offering	8,408	0.74	6,222
Total	39,103	$0.74	$28,936

On January 11, 2005, we had 4,612,091 of shares reserved for issuance under outstanding option grants which are not reflected in the above table. Assuming all options outstanding were exercised following the closing of this offering, the aggregate dividend amounts payable during the year following the closing of this offering would be approximately $32.3 million. If the underwriters exercise in full their over-allotment option, the aggregate dividend amount in the first full year following the closing of this offering and the Refinancing Transactions would increase by approximately $0.9 million.

(5)
Total leverage ratio is calculated as total long-term obligations, including current portion, divided by Indenture EBITDA. Senior leverage ratio is calculated as total senior long-term obligations, including current portion, divided by Indenture EBITDA. Senior secured leverage ratio is calculated as total senior secured long-term obligations, including current portion, divided by Indenture EBITDA. Interest coverage ratio is calculated as Indenture EBITDA divided by consolidated cash interest expense. After this offering and the Refinancing Transactions, all of our outstanding long-term obligations will be senior obligations. Based on the calculated ratios for estimated minimum Indenture EBITDA, we expect to be permitted to make dividend payments for the first full year following this offering and the Refinancing Transactions. See "—Restrictions on payments of dividends" for further discussion on how these ratios are used in determining whether we will be permitted to pay dividends.

        The following table illustrates, for our fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004, the amount of cash that would have been available for distribution to our common stockholders, assuming, in each case, that the offering and the other Refinancing

Transactions had been consummated at the beginning of such period, subject to the assumptions described below:

Pro Forma Cash Available To Pay Dividends: (in thousands)	Year ended December 31, 2003	Nine months ended September 30, 2004
Pro forma net income (loss)	$(90,512)	$(16,489)
Add (subtract):
Interest expense(1)	31,517	23,174
Income tax expense (benefit)	—	—
Depreciation and amortization	82,183	57,686
Asset impairment losses:
Operating	54,858	5,402
Non-operating	15,924	—
Pension expense, net of pension funding	238	549
Stock based compensation	900	—
Recruiting, severance and restructuring costs	4,445	3,416
Litigation reserves	3,880	743
Acquisition costs and other	1,029	2,497
Loss on disposal of assets	896	2,825
Loss from discontinued operations	52	—
Pro forma Indenture EBITDA	105,410	79,803
Pro forma cash interest expense	28,854	21,886
Pro forma capital expenditures used to maintain the assets of the business	32,783	25,306
Pro forma cash income taxes	—	—
Pro forma scheduled principal payments	1,079	638
Cash Available To Pay Dividends	$42,694	$31,973

(1)
Interest expense assumes the completion of the Refinancing Transactions. See "Unaudited pro forma condensed consolidated financial information."

Assumptions and considerations

        Based on a review and analysis conducted by our management and our board of directors, we have determined that the assumptions in the above tables as to capital expenditures, cash interest expense, income taxes, working capital and availability of funds under the expected terms of our new senior credit facility are reasonable. Our management and board of directors have considered numerous factors in establishing our belief concerning the minimum required Indenture EBITDA required to support our dividend policy and our belief that our minimum required Indenture EBITDA for the first full year following the offering will be at least $98.6 million, including the following factors:

  •
  Our Indenture EBITDA for the nine months ended September 30, 2004 was $79.8 million.

  •
  For fiscal years 2001, 2002 and 2003, our Indenture EBITDA was $110.4 million, $101.0 million and $105.4 million, respectively.

  •
  For fiscal year 2003 and for the nine months ended September 30, 2004, we incurred $32.8 million and $25.3 million, respectively, in capital expenditures required to maintain the assets of the business. We expect capital expenditures required to maintain the assets of the business for fiscal 2004 to have been approximately $35.0 million. We do not expect that capital expenditures to maintain the assets of the business will vary significantly on an annual basis.

  •
  While our working capital balances varied over the past three years, there has not been a trend toward material working capital growth over that period.

  •
  We have analyzed the impact of our intention to pay dividends at the level described above on our operations and performance in prior years and have determined that the expected terms of our new senior credit facility will have sufficient capacity to finance any fluctuations in working capital and other cash needs.

        We have also assumed:

  •
  that our general business climate, including such factors as consumer demand for our services, the level of competition we experience and our regulatory environment, will remain consistent with previous periods;

  •
  the absence of extraordinary business events, such as new industry-altering technological developments or adverse regulatory developments, that may adversely affect our business, results of operations or anticipated capital expenditures; and

  •
  the successful completion of the Refinancing Transactions, including entering into our new senior credit facility, the repayment of the existing senior secured credit facility, the repurchase or redemption of all of the outstanding ACSH senior subordinated notes, the receipt of the requisite consents to amend the indenture governing the ACSH senior notes and the repurchase of $59.4 million aggregate principal amount of ACSH senior notes. See "Refinancing transactions" and "Unaudited pro forma condensed consolidated financial information."

        If our Indenture EBITDA for the first year following the closing were to fall below $98.6 million, the amount of minimum required Indenture EBITDA level (or if our assumptions as to capital expenditures or interest expense are too low, our assumptions as to the sufficiency of our new senior credit facility to finance our working capital needs prove incorrect, or if other assumptions stated above were to prove incorrect), we may need to either reduce or eliminate dividends or, to the extent we were permitted to do so under our new senior credit facility and the indenture governing the ACSH senior notes, to fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations, our liquidity and our ability to maintain or expand our business. In addition, to the extent we finance capital expenditures with indebtedness, we will begin to incur incremental debt service obligations.

        We cannot assure you that our Indenture EBITDA will in fact equal or exceed the minimum level set forth above, and our belief that it will equal or exceed such level is subject to all of the risks, considerations and factors identified in other sections of this exhibit, including those identified in the section entitled "Risk factors" and "Cautionary note regarding forward-looking statements."

        As noted above, we have estimated our initial dividend level and the minimum Indenture EBITDA necessary to pay dividends at that level only for the first full year following the closing of this offering. Moreover, we cannot assure you that we will pay dividends during or following such period at the level estimated above, or at all. Dividend payments are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations. Over time, our capital and other cash needs will invariably be subject to uncertainties, which could affect the level of any dividends we pay in the future, see "Risk factors—Risks related to our common stock—Our substantial indebtedness could adversely affect our financial health and restrict our ability to pay dividends on our common stock and adversely affect our financing options and liquidity position."

        In accordance with our dividend policy, we intend to distribute, as dividends to our stockholders, a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on indebtedness and capital expenditures. We believe that our dividend policy will limit, but not preclude, our ability to pursue growth. If we continue paying dividends at the level currently anticipated under our dividend policy, we expect that we would need additional financing to fund significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. Such additional financing could include, among other transactions, the issuance of additional shares of common stock. However, we intend to retain sufficient cash after the distribution of dividends to permit the pursuit of growth opportunities that do not require material capital investments. In the recent past, such growth opportunities have included investments in the roll-out of new services such as DSL Internet access. Management currently has no specific plans to make a significant acquisition or to increase capital spending to expand our business materially. However, management will evaluate potential growth opportunities as they arise and, if our board of directors determines that it is in our best interest to use cash that would otherwise be available for distribution as dividends to pursue an acquisition opportunity, to materially increase capital spending or for some other purpose, the board would be free to depart from or change our dividend policy at any time. Management currently does not anticipate pursuing growth opportunities, including acquisitions, unless they are expected to be at least neutral or accretive to our ability to pay dividends to the holders of our common stock, see "Risk factors—Risks related to our common stock—Our dividend policy may limit our ability to pursue growth opportunities."

        Our intended policy to distribute rather than retain a significant portion of the cash generated by our business as regular quarterly dividends is based upon our current assessment of our financial performance, our cash needs and our investment opportunities. If these factors were to change based on, for example, competitive or technological developments (which could increase our need for capital expenditures) or new investment opportunities, we would need to reassess that policy.

Restrictions on payment of dividends

Holding company limitations

        ACS Group has no direct operations and no significant assets other than ownership of 100% of the stock of ACSH. We depend on our subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including to pay dividends with respect to our common stock. See "Risk factors—Risks related to our common stock—ACS Group, the issuer of the shares in this offering, is a holding company and relies on dividends, interest and other payments, advances and transfer of funds from its subsidiaries to meet its debt service and pay dividends."

Delaware law

        Under Delaware law, our board of directors, in their sole discretion, may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities and statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. We have had net losses in each of the past five fiscal years.

        Our board may base its determination to declare dividends on our financial statements, a fair valuation of our assets or another reasonable method. Although we believe we will be permitted to pay dividends at the anticipated levels during the first year following this offering in compliance with Delaware law, our board will periodically seek to assure itself that the statutory requirements will be met before actually declaring dividends. In future years, the board may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not be able to pay dividends.

New senior credit facility

        We are in the process of negotiating the terms of our new senior credit facility. However, we expect that the new senior credit facility will generally restrict our ability to pay dividends. While final terms have not yet been agreed, we expect the new senior credit facility to provide that ACSH may:

        (A)  pay current dividends on ACSH common stock, redeem stock and make other restricted payments in an amount not to exceed Cumulative Distributable Cash (described below) on such date, in each case so long as (i) no Dividend Suspension Period (described below) has occurred and is continuing and (ii) no event of default under the new senior credit facility has occurred and is continuing, and

        (B)  pay any dividends, redeem stock and make other restricted payments from the portion of the proceeds of any incurrence, issuance or sale of equity of ACSH not used to fund a permitted acquisition or permitted investment, so long as no event of default under the new senior secured credit facilities has occurred and is continuing.

        "Cumulative Distributable Cash" means, on any date of determination, an amount equal to (i) $55,000,000 plus (ii) an amount equal to the amount sufficient to pay the expected dividend payment(s) prior to the delivery of the compliance certificate for the first full fiscal quarter following the effectiveness of the new senior credit facility pursuant to our announced dividend policy plus (iii) the sum of the following (as calculated, without duplication, on a consolidated basis) for the period commencing on the first day of the fiscal quarter beginning after the effectiveness of the new senior credit facility and ending on the last day of our fiscal quarter then most recently ended for which a compliance certificate has been delivered to the administrative agent: (a) Available Cash (described below) for such period, minus (b) the aggregate amount of restricted payments paid during such period, other than any such dividends paid from the proceeds of equity as contemplated by clause (B) in the foregoing paragraph.

        "Available Cash" means on any date of determination an amount equal to the sum of the following (as calculated, without duplication, on a consolidated basis) for the period commencing on the first day of the fiscal quarter beginning after the effectiveness of the new senior credit facility and ending on the last day of our fiscal quarter then most recently ended for which a compliance certificate has been delivered to the administrative agent: (a) Adjusted EBITDA (as defined in the new senior credit facility) for such period minus (b) to the extent not deducted in the determination of Adjusted EBITDA, the sum of the following: (i) interest paid or accrued in such period (but not including amortization of deferred transaction costs or non-cash financing fees or other non-cash interest expense), (ii) capital expenditures during such period (other than any financed with the proceeds of permitted debt or equity, or from the proceeds of permitted asset sales or casualty events), (iii) permitted acquisitions (other than any thereof financed with the proceeds of permitted debt or equity, or from the proceeds of permitted asset sales or casualty events), (iv) certain other permitted investments to be agreed, (v) scheduled principal payments, if any, during such period, (vi) voluntary prepayments of debt made during such period, and mandatory prepayments made during such period made from excess cash flow and Cumulative Distributable Cash, (vii) cash taxes paid during such period, (viii) costs and expenses associated with senior secured credit facilities and the common stock offering and any permitted securities offering and related transactions, investment, acquisition or debt offering (in each case whether or not successful), (ix) the cash cost of any extraordinary, non-recurring or unusual losses during such period and (x) all cash payments made during such period on account of non-cash losses or non-cash charges expensed in a prior period, plus (c) to the extent not included in the determination of Adjusted EBITDA, the cash amount realized in respect of extraordinary, non-recurring or unusual gains during such period, plus (d) cash received in conjunction with gains on the disposal of assets other than in the ordinary course of business.

        Dividend suspension period.    The new senior credit facility will not permit dividend payments on ACSH common stock in the event that for the four-quarter period ended on the last day of any fiscal quarter, our total leverage ratio is greater than a certain threshold to be determined. The period of such suspension is referred to herein as a "Dividend Suspension Period". Within 45 days after the end of each fiscal quarter, ACSH will provide a certificate to the administrative agent under the new senior credit facility, detailing the calculation of the total leverage ratio and stating the amount of dividends that ACSH intends to make on the next succeeding dividend payment date. Dividend Suspension Periods will commence and terminate upon delivery of such certificates.

        We are still in the process of negotiating the terms of the new senior secured credit facility. As a result, these provisions could change and the final terms of the new senior credit facility could be more or less restrictive.

ACSH senior notes

        Assuming the completion of the consent solicitation relating to the ACSH senior notes, as described under "Refinancing transactions," the indenture governing the ACSH senior notes will restrict ACSH's ability to declare and pay dividends on its common stock:

  •
  if a default under the indenture governing the notes has occurred or is continuing (or would result therefrom);

  •
  if (X) ACSH could not incur at least $1.00 of additional indebtedness because its debt to Indenture EBITDA ratio would be greater than 6 to 1 after giving effect to such incurrence, or (Y) (1) the senior debt to Indenture EBITDA ratio is greater than 5:1, if the date of a restricted payment is made prior to August 15, 2007, or (2) the senior debt to Indenture EBITDA ratio is greater than 4.75:1, if the date of a restricted payment is made on or after August 15, 2007; and

  •
  if the aggregate cumulative amount of such dividend and all other restricted payments under the indenture governing the ACSH senior notes would exceed an amount based on ACSH's cumulative Indenture EBITDA less 140% of consolidated interest expense.

Unaudited pro forma condensed
consolidated financial information

        The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements included in our annual report on Form 10-K and our Form 10-Q for the quarterly period ended September 30, 2004. We are providing the following unaudited pro forma condensed consolidated financial information to give effect to the following transactions (the "Transactions") because the effect of these Transactions on our financial statements is significant: (i) this offering of shares of our common stock, (ii) the entering into of the new senior credit facility and the interest rate swap, and (iii) the use of net proceeds from this offering and term loan borrowings under the new senior credit facility, together with cash on hand, to (a) repay all amounts outstanding under our existing senior secured credit facility, (b) repurchase $59.4 million aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer, (c) repurchase $147.5 million aggregate outstanding principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer and (d) repurchase and cancel approximately $4.4 million aggregate principal amount of ACSH senior notes and $2.5 million aggregate principal amount of ACSH senior subordinated notes. We are also adjusting our historical consolidated financial information to give effect to the redemption in full of our 13% senior discount debentures, which was completed on June 14, 2004, the refinancing of our 1999 bank credit facilities with the proceeds of term loan borrowing under our existing senior secured credit facility and the issuance of the ACSH senior notes, which refinancing was completed on August 26, 2003, and the early termination of our 1999 interest rate swap which was completed on November 24, 2003, because those events were significant to our operations and capital structure (collectively, the "Prior Transactions"). We are also adjusting our historical consolidated financial information to give effect to the disposition of our Directories Business in 2003 because that event was significant to our operations and represents the disposition of a business segment.

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 assumes that each of the following had occurred on September 30, 2004:

  •
  this offering of shares of our common stock (assuming the underwriters do not exercise their over-allotment option),

  •
  the entering into of the new senior credit facility,

  •
  the use of our net proceeds from this offering and term loan borrowings under the new senior credit facility, together with cash on hand, to:

  •
  repay all amounts outstanding under our existing senior secured credit facility,

  •
  repurchase $59.4 million aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer,

  •
  repurchase $147.5 million aggregate principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer, and

  •
  the repurchase and cancellation of $4.4 million aggregate principal amount of ACSH senior notes and $2.5 million aggregate principal amount of ACSH senior subordinated notes that were purchased on the open market during the fourth quarter of 2004 and that will be cancelled upon completion of the tender offers and consent solicitations for the ACSH senior notes and the ACSH senior subordinated notes.

        The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 assume that each of the following had occurred on January 1, 2003:

  •
  this offering of shares of our common stock (assuming the underwriters do not exercise their over-allotment option),

  •
  the entering into of the new senior credit facility,

  •
  the entering into of the interest rate swap,

  •
  the use of our net proceeds from this offering and term loan borrowings under the new senior credit facility, together with cash on hand, to:

  •
  repay all amounts outstanding under our existing senior secured credit facility,

  •
  repurchase $59.4 million aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer,

  •
  repurchase $147.5 million aggregate principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer,

  •
  the repurchase and cancellation of $4.4 million aggregate principal amount of ACSH senior notes and $2.5 million aggregate principal amount of ACSH senior subordinated notes that were purchased on the open market during the fourth quarter of 2004 and that will be cancelled upon completion of the tender offers and consent solicitations for the ACSH senior notes and the ACSH senior subordinated notes, and

  •
  the redemption in full of our 13% senior discount debentures.

        Additionally, the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 assumes that each of the following also had occurred on January 1, 2003:

  •
  the sale of substantially all of our Directories Business during 2003,

  •
  the refinancing of our 1999 bank credit facilities with the proceeds of term loan borrowings under our existing senior secured credit facility and the issuance of the ACSH senior notes and cash on hand, and

  •
  the early extinguishment of the 1999 floating-to-fixed interest rate swap, which was paid off with proceeds of the August 26, 2003 refinancing.

        We anticipate incurring certain charges and write-offs related to the Transactions which are expected to total approximately $27.4 million and consist of the following:

  •
  $13.2 million for tender premiums, consent fees and expenses associated with the tender offers and consent solicitations to repurchase $59.4 million aggregate principal amount of ACSH senior notes and $147.5 million aggregate principal amount of ACSH senior subordinated notes, and the repurchase and cancellation of $4.4 million aggregate principal amount of ACSH senior notes and $2.5 million aggregate principal amount of ACSH senior subordinated notes;

  •
  $12.3 million of unamortized debt issuance costs associated with the early repayment of our existing senior secured credit facility, the repurchase of $59.4 million aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer, the repurchase of $147.5 million aggregate principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer, and the repurchase and cancellation of $4.4 million aggregate principal amount of ACSH senior notes and $2.5 million aggregate principal amount of ACSH senior subordinated notes; and

  •
  $1.9 million of unamortized original issuance discount associated with the repurchase of $59.4 million aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer and the repurchase and cancellation of $4.4 million aggregate principal amount of ACSH senior notes.

        These charges and write-offs of debt issuance costs and original issue discount are not reflected in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003.

        The unaudited pro forma condensed consolidated financial information has not been adjusted for the possible termination of our obligation to pay a management fee to Fox Paine under the management services agreement we have entered into with Fox Paine. See "Certain relationships and related party transactions."

        We were engaged by contract to provide telecommunications services to the State of Alaska which was terminated in October 2003. The operations and contract termination costs associated with this customer are not adjusted for in the unaudited pro forma condensed consolidated financial information for the year ended December 31, 2003.

        The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the transactions for which we are giving pro forma effect actually occurred on the dates or for the periods indicated as described in the accompanying notes, nor is such unaudited pro forma condensed consolidated financial information necessarily indicative of the results to be expected for the full year or any future period. A number of factors may affect our results. See "Cautionary note regarding forward-looking statements" and "Risk factors."

        The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma condensed consolidated statements of operations and balance sheet provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Capitalization," "Use of proceeds" and our consolidated financial statements and related notes thereto included in our annual report on Form 10-K for the year ended December 31, 2003 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2004.

Alaska Communications Systems Group, Inc.
Unaudited pro forma condensed consolidated balance sheet
as of September 30, 2004

	Historical consolidated	Pro forma adjustments for the Transactions		Pro forma consolidated
	(in thousands)
Current assets:
Cash and cash equivalents	$79,689	$(34,472)	(a)(b)(c)(d)(e)(f)	$45,217
Restricted cash	4,690	—		4,690
Accounts receivable—trade	38,233	—		38,233
Materials and supplies	7,051	—		7,051
Prepayments and other current assets	7,287	—		7,287
Total current assets	136,950	(34,472)		102,478
Property, plant and equipment, net	418,779	—		418,779
Goodwill	38,403	—		38,403
Intangible assets	21,917	—		21,917
Debt issuance cost	16,428	(7,164)	(b)(c)(d)(e)(f)	9,264
Deferred charges and other assets	9,195	(1,798)	(a)	7,397
Total assets	$641,672	$(43,434)		$598,238
Current liabilities:
Current portion of long-term obligations	$2,294	$(2,000)	(c)	$294
Accounts payable—affiliates	3,611	—		3,611
Accounts payable, accrued and other current liabilities	49,185	(6,139)	(c)(d)(e)(f)	43,046
Advance billings and customer deposits	8,678	—		8,678
Total current liabilities	63,768	(8,139)		55,629
Long-term obligations, net of current portion	530,970	(73,289)	(b)(c)(d)(e)(f)	457,681
Other deferred credits and long-term liabilities	75,559	—		75,559
Stockholders' equity (deficit):
Preferred stock	—	—		—
Common stock	339	84	(a)	423
Treasury stock at cost	(18,443)	—		(18,443)
Additional paid in capital	280,049	65,233	(a)	345,282
Accumulated deficit	(286,027)	(27,323)	(b)(c)(d)(e)(f)	(313,350)
Accumulated other comprehensive loss	(4,543)	—		(4,543)
Total stockholders' equity (deficit)	(28,625)	37,994		9,369
Total liabilities and stockholders' equity	$641,672	$(43,434)		$598,238

The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of the pro forma financial information presented.

Alaska Communications Systems Group, Inc.
Unaudited pro forma condensed consolidated statement
of operations for the nine months ended
September 30, 2004

	Historical consolidated	Pro forma adjustments for the Transactions and the Prior Transactions		Pro forma consolidated
	(in thousands, except per share amounts)
Operating revenues:
Local telephone	$159,976	$—		$159,976
Wireless	41,266	—		41,266
Internet	15,013	—		15,013
Interexchange	11,077	—		11,077
Total operating revenues	227,332	—		227,332
Operating expenses:
Local telephone (exclusive of depreciation and amortization)	96,806	—		96,806
Wireless (exclusive of depreciation and amortization)	27,229	—		27,229
Internet	21,204	—		21,204
Long distance network service	15,511	—		15,511
Depreciation and amortization	57,686	—		57,686
Loss on disposal of assets	2,825	—		2,825
Total operating expenses	221,261	—		221,261
Operating income	6,071	—		6,071
Other income (expense):
Interest expense	(38,914)	15,740	(h)(i)	(23,174)
Interest income and other	614	—		614
Total other income (expense)	(38,300)	15,740		(22,560)
Loss before income taxes	(32,229)	15,740		(16,489)
Income taxes	—	—		—
Loss from continuing operations	$(32,229)	$15,740		$(16,489)
Loss per share from continuing operations—basic and diluted	$(1.10)	$0.66	(g)(h)(i)	$(0.44)
Weighted average shares outstanding—basic and diluted	29,418	8,408	(g)	37,826

The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of the pro forma financial information presented.

Alaska Communications Systems Group, Inc.

Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003

	Historical consolidated	Pro forma adjustments for the Directories disposition		Subtotal	Pro forma adjustments for the Transactions and the Prior Transactions		Pro forma consolidated
	(in thousands, except per share amounts)
Operating revenues:
Local telephone	$215,387	$—		$215,387	$—		$215,387
Wireless	46,548	—		46,548	—		46,548
Directory	11,631	(11,631	)(j)	—	—		—
Internet	33,026	—		33,026	—		33,026
Interexchange	16,956	—		16,956	—		16,956
Total operating revenues	323,548	(11,631)		311,917	—		311,917
Operating expenses:
Local telephone (exclusive of depreciation and amortization)	116,354	—		116,354	—		116,354
Wireless, exclusive of depreciation and amortization	31,064	—		31,064	—		31,064
Directory, exclusive of depreciation and amortization	5,249	(5,249	)(j)	—	—		—
Internet, exclusive of depreciation and amortization	45,523	—		45,523	—		45,523
Interexchange, exclusive of depreciation and amortization	25,542	—		25,542	—		25,542
Contract termination and asset impairment charges	54,858	—		54,858	—		54,858
Depreciation and amortization	82,185		(2)(j)	82,183	—		82,183
Loss (gain) on disposal of assets	(112,622)	113,518	(j)	896	—		896
Total operating expenses	248,153	108,267		356,420	—		356,420
Operating income (loss)	75,395	(119,898)		(44,503)	—		(44,503)
Other income (expense):
Interest expense	(71,470)	—		(71,470)	39,953	(l)(m)	(31,517)
Interest income and other	(9,408)	(5,032)	(j)	(14,440)	—		(14,440)
Total other income (expense)	(80,878)	(5,032)		(85,910)	39,953		(45,957)
Loss before income taxes	(5,483)	(124,930)		(130,413)	39,953		(90,460)
Income taxes	1,095	(1,095	)(j)	—	—		—
Loss from continuing operations	$(6,578)	$(123,835)		$(130,413)	$39,953		$(90,460)
Loss per share from continuing operations—basic and diluted	$(0.22)	$(4.13	)(j)	$(4.35)	$1.99	(k)(l)(m)	$(2.36)
Weighted average shares outstanding—basic and diluted	29,980	—		29,980	8,408	(k)	38,388

The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of the pro forma financial information presented.

Alaska Communications Systems Group, Inc.
Notes to the unaudited pro forma condensed consolidated financial statements
(in thousands, except per share amounts)

1.     Basis of presentation

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 presents our consolidated financial position assuming that each of the following had occurred on September 30, 3004:

  •
  this offering of shares of our common stock (assuming the underwriters do not exercise their over-allotment option),

  •
  the entering into of the new senior credit facility, and

  •
  the use of our net proceeds from this offering and term loan borrowings under the new senior credit facility, together with cash on hand, to:

  •
  repay all amounts outstanding under our existing senior secured credit facility,

  •
  repurchase $59,350 aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer,

  •
  repurchase $147,500 aggregate principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer, and

  •
  the repurchase and cancellation of $4,350 aggregate principal amount of ACSH senior notes and $2,500 aggregate principal amount of ACSH senior subordinated notes that were purchased on the open market during the fourth quarter of 2004 and that will be cancelled upon completion of the tender offers and consent solicitations for the ACSH senior notes and ACSH senior subordinated notes.

        The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 assume that each of the following had occurred on January 1, 2003:

  •
  this offering of shares of our common stock (assuming the underwriters do not exercise their over-allotment option),

  •
  the entering into of the new senior credit facility,

  •
  the entering into of the interest rate swap,

  •
  the use of our proceeds from this offering and term loan borrowings under the new senior credit facility, together with cash on hand, to:

  •
  repay all amounts outstanding under our existing senior secured credit facility,

  •
  repurchase $59,350 aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer,

  •
  repurchase $147,500 aggregate outstanding principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer,

  •
  the repurchase and cancellation of $4,350 aggregate principal amount of ACSH senior notes and $2,500 aggregate principal amount of ACSH notes that were purchased on the open market during the fourth quarter of 2004 and that will be cancelled upon completion of the tender offers and consent solicitations for the ACSH senior notes and ACSH senior subordinated notes, and

  •
  the redemption in full of our 13% senior discount debentures.

        Additionally, the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 assumes the each of the following had occurred on January 1, 2003:

  •
  the sale of substantially all of our Directories Business,

  •
  the refinancing of our 1999 bank credit facilities with the proceeds of term loan borrowings under our existing senior secured credit facility and the issuance of the ACSH senior notes and cash on hand, and

  •
  the early extinguishment of the 1999 floating-to-fixed interest rate swap, which was paid off with proceeds of the August 26, 2003 refinancing.

        In our opinion, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the transactions described above on our historical financial information for the applicable periods described above.

        The pro forma adjustments set forth in the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations are described more fully in Note 2, "Pro forma assumptions and adjustments" below. This unaudited pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements and the related notes thereto and the "Management's discussion and analysis of financial condition and results of operations" sections of our annual report on Form 10-K and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2004.

        Our unaudited pro forma condensed consolidated financial information has been presented for informational purposes only and does not necessarily reflect our results of operations or financial position that would have existed had we operated under the impact of the transactions described above for the applicable periods presented and should not be relied upon as being indicative of our future results after those transactions have been completed.

2.     Pro forma assumptions and adjustments

Unaudited pro forma condensed consolidated balance sheet as of September 30, 2004

        The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the following transactions as if they had occurred on September 30, 2004. Actual amounts could vary from these pro forma adjustments.

(a)
This offering of shares of common stock

        Net proceeds of this offering of $65,317 are based on the issuance of 8,408 shares of our common stock at a price of $8.92 per share (the last reported sale price of our common stock on the Nasdaq National Market on January 14, 2005), and assumes the underwriters do not exercise their over-allotment option. Net proceeds of the offering anticipate underwriting discounts of $3,750 and management's estimate of other fees and expenses of this offering payable by us of $5,933. As of September 30, 2004, we had prepaid $1,798 of fees and expenses associated with this offering.

(b)
Entering into of the new senior credit facility

        Net proceeds of $329,892 from entering into of the new senior credit facility consisting of a drawn term loan of $335,000, an undrawn $50,000 revolving credit facility and debt issuance costs associated with the new senior credit facility of approximately $5,108. The term loan is expected to have a term of seven years from the date of issuance or, if earlier, 90 days prior to the maturity date of the ACSH senior subordinated notes (which notes we expect to repurchase in full as described under (e)). The revolving credit facility is expected to have a term of six years from the date of issuance. The term loan is due upon maturity with no scheduled amortization. The outstanding term loan is expected to bear interest at the rate of LIBOR plus 2.75%. The undrawn revolving line of credit, if used, is expected to bear interest at the rate of LIBOR plus 2.75%. To the extent the revolving line of credit remains undrawn, we expect to incur an annual commitment fee of 0.375%. There is also an annual administrative fee associated with the new senior credit facility of $25. We intend to enter into an interest rate swap agreement for a notional amount of $135,000 to effectively fix a portion of the floating component of the interest rate on the term loan for a period of five years.

        We will use the net proceeds of this offering and the new senior credit facility, together with cash on hand, to complete the transactions described in (c), (d) and (e), below.

(c)
Repayment of all amounts outstanding under our existing senior secured credit facility

        We will repay and retire in full all amounts outstanding under our existing senior secured credit facility together with interest accrued thereon, which were $198,500 and zero, respectively, as of September 30, 2004. We also expect to write-off the unamortized debt issuance costs associated with the early repayment of the existing senior secured credit facility, which costs were $5,427 as of September 30, 2004 and which we have deducted from stockholders' equity to reflect the anticipated impact on earnings.

(d)
Repurchase of ACSH senior notes in the ACSH senior notes tender offer

        We expect to repurchase $59,350 aggregate principal amount of ACSH senior notes out of a total of $182,000 outstanding aggregate principal amount as of September 30, 2004 together with accrued interest of $752. In connection with this repurchase, we expect to pay a tender premium of $5,860 and write-off $2,115 of pro rata debt issuance costs and $1,781 of pro rata original issuance discount based on the unamortized balances at September 30, 2004, which we have deducted from stockholders' equity to reflect the impact on earnings. We also expect to pay a consent fee of $1,183 to holders of the ACSH senior notes in connection with a consent solicitation seeking the consent of such holders to certain amendments to the indenture governing the ACSH senior notes in order to, among other things, permit the entering into of the new senior credit facility as described in (b) and a facilitation fee of $800 for dealer manager and solicitation agent services. These consent and facilitation fees have been included in the estimated debt issuance costs of $5,108 associated with the new senior credit facility described in (b).

(e)
Repurchase of $147,500 aggregate principal amount ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer

        We expect to repurchase $147,500 aggregate principal amount of ACSH senior subordinated notes, together with accrued interest, which was $5,243 as of September 30, 2004. In connection with this repurchase, we expect to pay a tender premium of $2,490 and a consent fee of $4,425 in connection with a consent solicitation seeking consent of such holders to remove substantially all of the restrictive covenants under the indenture governing the notes, to write-off debt issuance costs of $4,444 based on the unamortized balance at September 30, 2004, and to incur $200 of fees and expenses associated with the tender, which we have deducted from stockholders' equity to reflect the impact on earnings.

(f)
Repurchase and cancellation of ACSH senior notes and ACSH senior subordinated notes

        Upon consummation of the tender offers for the ACSH senior notes and ACSH senior subordinated notes, we intend to cancel $4,350 aggregate principal amount of ACSH senior notes and $2,500 aggregate principal amount of ACSH senior subordinated notes that we purchased on the open market during the quarter ended December 31, 2004, which had interest accrued thereon of $144 as of September 30, 2004. In connection with these purchases we wrote off unamortized debt issuance costs and original issue discount which were $286 and $130, respectively, as of September 30, 2004. We also incurred net premiums on these purchases of $165. The unamortized debt issuance costs and original issue discount and the net premiums incurred have been deducted from stockholders' equity to reflect their impact on earnings.

Unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004

        The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 has been prepared to reflect the following adjustments as if the transactions described in (g), (h), and (i) below had occurred on January 1, 2003. Only results from continuing operations are shown. Actual amounts could vary from these pro forma adjustments.

(g)
This offering of shares of common stock

        Represents the effect of this offering of common stock as described in (a) on the pro forma weighted average basic and diluted shares outstanding of 8,408 shares and the related effect on basic and diluted loss per share from continuing operations.

(h)
Entering into of the new senior credit facility

        Represents $10,295 of term loan interest expense, $559 of amortization of debt issuance costs, $143 of commitment fees on the undrawn principal of the revolving credit facility, and $19 of administrative fees, all associated with the new senior credit facility, and $2,201 of interest expense associated with the floating-to-fixed interest rate swap. The new senior credit facility is expected to close simultaneously with this offering of common stock described in (a). Interest expense for the nine months ended September 30, 2004 assumes the term loan bears interest at a rate of LIBOR plus 2.75% and that the average LIBOR rate for the period was 1.2878%.

        A 0.125% change in the assumed interest rate applicable to the term loan borrowing would increase (decrease) pro forma interest expense by approximately $188 for the nine months ended September 30, 2004 after taking account of the new floating-to-fixed interest rate swap, which will have the effect of leaving only $200,000 of the term loan borrowings subject to a floating interest rate. The floating-to-fixed interest rate swap with a notional amount of $135,000 was assumed to swap LIBOR for a fixed rate of 3.43%, which was the approximate market rate for such a five-year swap agreement at January 1, 2003. Current market rates for similar five-year swaps were approximately 4.11% as of January 7, 2004, which would have increased interest attributable to the new interest rate swap by approximately $544 for the nine months ended September 30, 2004.

(i)
Repayments of existing and historical debt

        Repayment of all amounts outstanding under our existing senior secured credit facility—Represents $6,936 of interest expense, $717 of amortization of debt issuance costs, $236 of commitment fees and $75 of administrative fees that would not have been incurred assuming the repayment of our existing senior secured credit facility.

        Repurchase of $59,350 aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer—Represents $4,396 of interest expense, $231 of amortization of debt issuance costs and $134 of amortization of original issue discount that would not have been incurred assuming the completion of the repurchase of $59,350 aggregate principal amount of ACSH senior notes.

        Repurchase of $147,500 aggregate principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer—Represents $10,372 of interest expense and $721 of amortization of debt issuance costs that would not have been incurred assuming the repurchase of $147,500 aggregate principal amount of ACSH senior subordinated notes.

        Repurchase and cancellation of ACSH senior notes and ACSH senior subordinated notes—Represents $498 of interest expense, $29 of amortization of debt issuance costs and $10 of amortization of original issue discount which would not have been incurred as a result of the repurchase and cancellation of the $4,350 aggregate principal of ACSH senior notes and $2,500 aggregate principal amount of ACSH senior subordinated notes that we purchased on the open market during the quarter ended December 31, 2004 and that will be cancelled upon completion of the tender offers and consent solicitations for the ACSH senior notes and ACSH senior subordinated notes.

        Redemption in full of 13% senior discount debentures due 2011—Represents $1,028 of interest costs, $22 of amortization of debt issuance costs, $129 of amortization of original issue discount, $330 for the write-off of unamortized debt issuance costs, $1,968 for the write-off of unamortized original issue discount and a call premium of $1,125 for the redemption of these notes on June 14, 2004.

Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 has been prepared to reflect the following adjustments as if the transactions described in (j), (k), (l), and (m) below had occurred on January 1, 2003. Only results from continuing operations are shown. Actual amounts could vary from these pro forma adjustments.

(j)
Sale of Directories Business

        Represents the effect of eliminating the results of operations of the Directories Business and the $113,518 gain on disposal, $4,249 foreign exchange gains and other expense, net, and alternative minimum income taxes of $1,095 associated with its disposition from the unaudited pro forma condensed consolidated statement of operations. We disposed of 99.9% of the Directories Business during 2003.

(k)
This offering of shares of common stock

        Represents the effect of this offering of common stock as described in (a) on the pro forma weighted average basic and diluted shares outstanding of 8,408 shares and the related effect on basic and diluted loss per share from continuing operations.

(l)
Entering into of the new senior credit facility

        Represents $13,514 of term loan interest expense, $744 of amortization of debt issuance costs, $190 of commitment fees on the undrawn principal of the revolving credit facility, and $25 of administrative fees all associated with the new senior credit facility, and $3,013 of interest expense associated with the floating-to-fixed interest rate swap, both expected to close simultaneously with this offering of common stock described in (a). Interest expense for the year ended December 31, 2003 assumes the term loan bears interest at a rate of LIBOR plus 2.75% and that the average LIBOR rate for the period was 1.2284%.

        A 0.125% change in the assumed interest rate applicable to the term loan borrowing would increase (decrease) pro forma interest expense by approximately $253 for the year ended December 31, 2003 after taking account of the new floating-to-fixed interest rate swap, which will have the effect of leaving only $200,000 of the term loan borrowings subject to a floating interest rate. The floating-to-fixed interest rate swap with a notional amount of $135,000 was assumed to swap LIBOR for a fixed rate of 3.43%, which was the approximate market rate for such a five-year swap agreement at January 1, 2003. Current market rates for similar five-year swaps were approximately 4.11% as of January 7, 2004, which would have increased interest attributable to the new interest rate swap by approximately $794 for the year ended December 31, 2003.

(m)
Issuances, repayments and repurchases of existing and historical debt

        Repayment of all amounts outstanding under our existing senior secured credit facility—Represents $3,203 of interest expense, $335 of amortization of debt issuance costs, $133 of commitment fees and $33 of administrative fees that would not have been incurred assuming the repayment of our existing senior secured credit facility.

        Repurchase of $59,350 aggregate principal amount of ACSH senior notes in the ACSH senior notes tender offer—Represents $5,485 of interest expense, $198 of amortization of debt issuance costs and $169 of amortization of original issue discount that would have been incurred if only $118,300 aggregate principal amount of these notes had been outstanding on January 1, 2003. The ACSH senior notes were originally issued on August 26, 2003 as part of the refinancing of the 1999 bank credit facilities.

        Repurchase of $147,500 aggregate principal amount of ACSH senior subordinated notes in the ACSH senior subordinated notes tender offer—Represents $13,817 of interest expense and $961 of amortization of debt issuance costs that would not have been incurred assuming the repurchase of $147,500 aggregate principal amount of ACSH senior subordinated notes.

        Repurchase and cancellation of ACSH senior notes and the ACSH senior subordinated notes—Represents $288 of interest expense, $26 of amortization of debt issuance costs and $10 of amortization of original issue discount which would not have been incurred as a result of the repurchase and cancellation of the $4,350 aggregate principal of ACSH senior notes and $2,500 aggregate principal amount of ACSH senior subordinated notes that we purchased on the open market during the quarter ended December 31, 2004 and that will be cancelled upon completion of the tender offers and consent solicitations for the ACSH senior notes and ACSH senior subordinated notes.

        Redemption in full of 13% senior discount debentures due 2011—Represents $2,249 of interest costs, $48 of amortization of debt issuance costs, and $284 of amortization of original issue discount for the redemption of these notes on June 14, 2004.

        Repayment of all amounts outstanding under our 1999 bank credit facilities—Represents $11,029 of interest expense, $1,847 of amortization of debt issuance costs, $186 of commitment fees, $99 of administrative fees, the write-off of $13,053 of unamortized debt issuance costs and the payment of $44 of LIBOR-breakage fees that would not have been incurred assuming the repayment and retirement during 2003 of our 1999 bank credit facilities with net proceeds of term loan borrowings under our existing senior secured credit facility and the issuance of the ACSH senior notes and cash on hand.

        Early extinguishment of our 1999 floating-to-fixed interest rate swap—Represents $9,464 of interest expense and $6,182 of costs from the early extinguishment of the 1999 floating-to-fixed interest rate swap, which was paid off with proceeds of the August 26, 2003 refinancing.

Certain relationships and related party transactions

        Fox Paine and its affiliates hold a majority of our outstanding shares of common stock. Fox Paine receives an annual management fee in the amount of 1% of our earnings before interest expense, income taxes and depreciation and amortization, calculated without regard to the payment of the management fee, pursuant to a management services agreement dated May 14, 1999 between Fox Paine and ACSH, which we refer to as the management services agreement. The management fee expense for the nine months ended September 30, 2004 and for the year ended December 31, 2003 was $0.8 million and $0.9 million, respectively. As of September 30, 2004, the management fee payable to Fox Paine was $0.8 million.

        We are in the process of discussing the payment of a transaction advisory fee to Fox Paine in connection with its advice and assistance in structuring the Refinancing Transactions and to terminate our obligation to pay Fox Paine management fees in any year after December 31, 2004. However, we will be obligated to pay Fox Paine a management fee of approximately $1.1 million for the year ended December 31, 2004, as provided in the management services agreement, and we will continue to reimburse Fox Paine for its expenses. Payment of any transaction advisory fee to Fox Paine will be subject to the approval of a majority of our independent directors. These independent directors have not yet approved the payment of such a fee to Fox Paine as of the date of this prospectus supplement. We do not expect that the transaction advisory fee, in the aggregate, will exceed $2.7 million, in addition to the approximately $1.1 million management fee for the year for December 31, 2004. We cannot assure you if or when we will reach an agreement with Fox Paine in connection with the payment of any transaction advisory fee and/or the termination of the management fee under the management services agreement. The possible payment to Fox Paine of any transaction advisory fee in connection with the Refinancing Transactions has not been included in our calculation of fees and expenses related to the Refinancing Transactions.

Description of the new senior credit facility

        This summary highlights the principal proposed terms of our new senior credit facility under a new bank credit agreement with Canadian Imperial Bank of Commerce, as administrative agent, which we expect to enter into with ACSH, as borrower, and the other guarantors party thereto, concurrently with the closing of this offering of common stock. Because the final terms of our new senior credit facility have not been agreed upon, the final terms may differ from those set forth herein, and, in certain cases, such differences may be significant. The closing of this offering is conditioned on our entering into the new senior credit facility. Additionally, this offering and our entering into the new senior credit facility are both conditioned on receiving the requisite consents necessary to amend the indenture governing the ACSH senior notes under the ACSH senior notes tender offer and consent solicitation as described under "Refinancing transactions."

        The new senior credit facility will establish a $50.0 million revolving credit facility and a $335.0 million term loan facility. Borrowings under the revolving credit facility may be used for general corporate purposes, including working capital, permitted acquisitions, capital expenditure, dividends and investments.

Interest and fees

        The interest rates per annum applicable to loans under the new senior credit facility will be, at our option, the Base Rate or an adjusted London interbank offered rate (LIBOR) plus, in each case, an applicable margin. The applicable margin for revolving credit loans under the new senior credit facility is subject to adjustment based on our total leverage ratio. In addition, we will be required to pay to the lenders under the revolving credit facility a commitment fee in respect of the unused commitments, a fronting fee payable to the issuing bank in respect of letters of credit, and certain other fees. Amounts under the new senior credit facility not paid when due bear interest at a default rate equal to 2.00% above the otherwise applicable rate.

Guarantees and collateral

        ACS Group and substantially all of ACSH's domestic subsidiaries will jointly and severally guarantee our obligations under the new senior credit facility. ACSH's obligations under the new senior credit facility and those of the guarantors under their guarantees thereof will be secured by liens on substantially all of our and such guarantor's assets.

Mandatory prepayments

        Our new senior credit facility will, in certain circumstances, be required to be prepaid with excess cash flow, cumulative distributable cash and proceeds from certain asset sales, debt issuances and condemnation and casualty proceeds, subject to certain reinvestment rights.

Maturity

        Unless terminated earlier, the revolving credit facility will mature in 2011. The term loan facility will mature in 2012, provided, however, in the event that the ACSH senior notes are not repaid in full prior to March 31, 2011, then the term loan facility will terminate on March 31, 2011.

Covenants and Other Matters

        The new senior credit facility will require ACSH to comply with certain financial covenants, including a total leverage ratio, senior secured leverage ratio and a fixed charge coverage ratio. The new senior credit facility will include certain negative covenants restricting our ability to, among other things and subject to certain exceptions:

  •
  incur additional indebtedness;

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  incur liens;

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  guarantee obligations;

  •
  engage in mergers, acquisitions and other business combinations;

  •
  pay dividends or other restricted payments;

  •
  make capital expenditures;

  •
  make investments, loans and advances;

  •
  sell certain assets;

  •
  prepay or amend or otherwise alter terms of subordinated debt and other debt instruments and material documents;

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  enter into transactions with affiliates;

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  engage in sale-leaseback transactions;

  •
  change our fiscal year;

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  enter into hedging arrangements;

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  enter into any agreement prohibiting the creation or assumption of liens on our assets or consensual encumbrances on the ability of our subsidiaries to pay dividends, make loans or transfer assets to us; and

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  alter the business we conduct. The new senior credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including change of control and cross-defaults to other debt.

        See "Dividend policy and restrictions—Restrictions on payment of dividends."

Liquidity and capital resources

        Adjusted for the effect of the Refinancing Transactions, our total long-term obligations would have been $458.0 million as of September 30, 2004, consisting primarily of the $385.0 million new senior credit facility with a drawn term loan of $335.0 million and an undrawn revolving credit facility of $50.0 million, and $118.3 million remaining aggregate principal amount outstanding of ACSH senior notes. The $335.0 million term loan under the new senior credit facility is expected to bear interest at an annual rate of LIBOR plus 2.75%, with a term of seven years from the date of closing and no scheduled principal payments before maturity. The $50.0 million undrawn revolving credit facility, to the extent drawn in the future, is expected to bear interest at an annual rate of LIBOR plus 2.75% and have a term of six years from the date of closing. To the extent the $50.0 million revolving credit facility under the new senior credit facility remains undrawn, we expect to pay an annual commitment fee of 0.375% of the undrawn principal amount over its term. We also anticipate entering into a floating-to-fixed interest rate swap with a notional amount of approximately $135.0 million that will swap the floating interest rate on a portion of the term loan borrowings under the new senior credit facility for a fixed rate that we estimate at approximately 4.11% per year as of January 7, 2005 based on Federal Reserve Statistical Release H15. LIBOR was approximately 2.61% on January 7, 2005 according to the British Bankers Association. See "Refinancing transactions," "Use of proceeds," "Capitalization" and "Unaudited pro forma condensed consolidated financial information" for additional information about the Refinancing Transactions.

        Adjusted for the effect of issuing an additional 8.4 million shares of our common stock in this offering, we would have had outstanding 37.8 million and 39.1 million shares as of September 30 and December 31, 2004, respectively. The issuance of additional shares of our common stock will increase our aggregate annual dividend payments by approximately $6.2 million based on our current dividend policy of $0.74 per share annum. The pro forma increase in shares assumes an offering price of $8.92 per share, which was the last reported sale price on January 14, 2005, and that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the aggregate annual dividend payments will increase by an additional approximately $0.9 million. We intend to issue in this offering such number of shares of common stock that will result in aggregate gross proceeds to us of approximately $75.0 million. The actual number of shares we will issue in this offering could vary. Any change to the number of shares of our common stock we issue in this offering will change the pro forma amount of our aggregate annual dividend payments. See "Use of proceeds," "Capitalization," "Dividend policy and restrictions," and "Unaudited pro forma condensed consolidated financial information" for additional information about this offering.

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Cautionary note regarding forward-looking statements
Risk factors
CAPITALIZATION
PRO FORMA DILUTION
DIVIDEND POLICY AND RESTRICTIONS
Unaudited pro forma condensed consolidated financial information
Alaska Communications Systems Group, Inc. Unaudited pro forma condensed consolidated balance sheet as of September 30, 2004
Alaska Communications Systems Group, Inc. Unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004
Alaska Communications Systems Group, Inc. Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003
Alaska Communications Systems Group, Inc. Notes to the unaudited pro forma condensed consolidated financial statements (in thousands, except per share amounts)